UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIGHT OF REPLY LTD

Registered in England and Wales

Primary Standard Industrial Classification Code Number 7372

Not applicable

(IRS Employer ID No.)

First Floor, Victory House, 99-101 Regent St, Mayfair, London W1B 4EZ,

United Kingdom

Telephone number +44 20 7321 3387

Robert L. B. Diener, Esq.

Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

(808) 573-6163

From time to time following the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer [  ] Accelerated filer [  ] Non-accelerated filer (Do not check if a smaller reporting company) [  ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares offered by the Company	400,000	$15.00	$6,000,000	$747.00

Total	400,000	$15.00	$6,000,000	$747.00

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

RIGHT OF REPLY LTD

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

RIGHT OF REPLY LTD

400,000 Ordinary Shares

This is an offering of ordinary shares of Right of Reply Ltd. While no public market currently exists for the securities being offered, the Company (through its market maker) has made application for listing on the NASDAQ Stock Market and for trading on the OTCQX market. We are offering for sale a total of 400,000 Ordinary Shares at a fixed price of $15.00 per share. There is no minimum number of shares that must be sold by the Company for the offering to proceed, and we will retain the proceeds from the sale of any of the shares offered by the Company. The offering of shares by the Company is being conducted on a self-underwritten, best efforts basis, which means the Company will attempt to sell the shares. This Prospectus will permit the Company to sell the shares directly to the public, with no commission or other remuneration payable to it for any shares it may sell. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares will be offered at a fixed price of $15.00 per share for a period of one hundred and eighty (180) days from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends (180 days from the effective date of this prospectus), (ii) the date when the sale of all 400,000 shares is completed or (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 400,000 shares registered under the Registration Statement of which this Prospectus is part.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our Ordinary Shares are not traded on any exchange or market. A Market Maker, MCAP LLP, has filed a Form 211 application to serve as initial market maker for the Company’s Ordinary Shares, however, this application has yet to be approved by FINRA. Ultimately, the Company would intend, when eligible, to apply to be traded on OTCQB, OTCQX or NASDAQ markets. The Company (through its market maker) has made application for listing on the NASDAQ Stock Market and for trading on the OTCQX market. To be eligible for quotation on such markets, issuers must remain current in their quarterly and annual filings with the SEC. If we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for market quotation. There can be no assurance that our Ordinary Shares will ever be quoted on a stock exchange or a quotation service or that any market for our Common Shares will develop. We are not a blank check company as defined in Rule 419 of Regulation C under the Securities Act and have no plans or intentions to engage in a business combination after the offering.

Right of Reply Ltd commenced operations in 2016. To date we have been involved in organizational activities and have sales derived from certain of our acquired companies. We do not yet have sufficient capital to fully implement our business plan. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEFORE BUYING ANY ORDINARY SHARES OF RIGHT OF REPLY LTD.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by RIGHT OF REPLY LTD with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated __________, 2018

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SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “ROR” “we,” “us,” the “Company” and “our,” refer to RIGHT OF REPLY LTD, a Company registered in England and Wales.

Without taking into account the offering, we will run out of funds approximately December 31, 2018. Following this offering, we will additionally incur public company reporting costs of approximately $100,000 per year or $25,000 per quarter. To fund the Company’s operating expenses following December 31, 2018, the Company will clearly require additional funding for ongoing operations and to finance additional growth. There is no guarantee that we will be able to raise any additional capital and have no current arrangements for any such financing.

Our near-term financing requirement (less than 6 months), is anticipated to be approximately $500,000, which includes a monthly overhead burn rate of $40,000, public reporting costs and the remainder allocated to the Company’s general working capital.

Beyond our near-term financing requirement (more than 6 months), we will need an additional approximately $4,000,000 to implement the Company’s plan of operations. Of this amount, we anticipate that we will need approximately $1,500,000 of the total amount required by the end of calendar year 2018.

The foregoing represents the Company’s best estimates as of the date of this Prospectus and may materially vary based upon actual experience.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company. In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations

THE COMPANY

Business Overview

From inception (June 20, 2016) Right of Reply LTD (the “Company”) was organized to develop and market a unique service and solution to the issue of protection of personal rights. It is an applied patent technology related to the assertion of personal rights.

Prior to the internet, personal reputations were mostly a function of word of mouth and concrete evidence of a person’s character actually required getting to know one another. In today’s world, meeting someone in person isn’t so much a first impression, as it is a chance to confirm or refute what is already found online. For better or worse, people are using online searches to find information about you and other people that cross their paths. However, with the increasing speed of digital engagement, events can turn sour very fast, and damage to one’s personal reputation can be disproportionate to reality. For high-profile and average individuals alike, personal reputations can be built and lost in a matter of minutes.

Increasingly, people are using two online indicators - social content and credit history - as proxies to determine a person’s character and trustworthiness. This reductionist approach is faulty, dangerous and unsustainable in today’s rapidly shifting world, for two main reasons:

1.	As questionable online media sources proliferate, virtually anyone can publish damaging, unfiltered information with limited recourse. Unfortunately, laws and regulations are limited in their ability to fully protect one’s online identity - applying only to registered, regulated media. As a result, it is increasingly difficult to determine the truthfulness of online content specifically the accuracy of online personal reputations.

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2.	Credit reports are notorious for high error rates and provide a limited view of one’s credit worthiness. Credit reports make no distinction for the different rationales underpinning why individuals may have defaulted on payments. For a large majority of the population, bad credit is often a function of unforeseen circumstances like sudden illness or divorce, and not a true reflection of their risk profile.

Right of Reply Ltd aims to become a respected source for reputation management by adding a level of verification to the first scenario and a narrative context to the second.

With this in mind, Right of Reply Ltd. was founded to provide rapid, low-cost, legally sound solutions to protect against negative content. By creating online platforms to access complete and updated personal information, individuals are empowered to respond to negative or erroneous content with timeliness and relevance. At the same time, the general public can access multiple perspectives on specific content and form a full and unbiased opinion regarding a person or event.

Right of Reply Ltd. empowers individuals to regain control and “tell their truth” on the two key determinants affecting their reputation - credit reports and personal online content – through three key subsidiaries:

-	RoR, a leading online technology allowing users to respond immediately to any online misinformation or personal attacks with a low-cost and legally sound solution to protect and manage their online reputations.
-	Reply on Credit Check (RoCC), an online applied technology that enables users to review and respond to negative content regarding their personal credit history. RoCC provides a wider range of data points and documentation to prove and assess credit worthiness in an effective and non-contentious manner.
-	RORKEY, “Register of Reputation Keys”, an innovative decentralized application (DApp), powered by Blockchain technology, allowing users to have a unique Digital Identity and personally reply to any content on the web, especially on unregulated media like social networks and blogs.

Right of Reply LTD
Subsidiaries	RoR	RoCC	RORKey

	www.ror.news	www.roccnow.com	www.rorkey.com

Challenge addressed	Negative online content	Negative credit reports	Threats to digital personal identities

Technology	Patented search, respond and publish functions. Utilises blockchain technology

Goal	Empower individuals to respond to negative content in a prompt and appropriate manner. Present general public with access multiple perspectives on specific content to form a full and unbiased opinion regarding a person or event.

Right of Reply Ltd.’s mission is to become the premier tool for reputation management and right of expression by reaching to larger populations through conventional web channels. As a subscription and voucher-based service, Right of Reply Ltd provides direct value to both consumers and enterprises.

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ROR: REPLYING TO ONLINE NEGATIVE CONTENT

Since our founding in 2016, we have witnessed sharp increases in misinformation and disinformation circulating on social media. While technological connectivity has proved to be highly valuable, it has enabled false news to travel faster, farther and deeper through our social networks than true news. It is important now, more than ever, to provide mechanisms to screen for reliability and truthfulness, and to empower individuals to respond to content that is inherently biased, false or inaccurate. Right of Reply is committed to promoting healthy public discourse. We believe that by expanding access to balanced, truthful content we are contributing to the promotion of private and constitutional rights - balancing the delicate nature of an individual’s right to let their truth be known, with the collective right to know.

Expanding access to truthful content

With increasing digital engagement, personal reputations are built and lost in a matter of minutes. For high-profile and average individuals alike, one’s online reputation is their most valuable asset. Unfortunately, laws and regulations are limited in their ability to fully protect one’s online identity - applying only to registered, regulated media. Social media platforms have blurred the definition of the term media source and given rise to the combination of real time “news” items and the comments and opinions about them to form a new interactive medium. Given the rapid proliferation of questionable online media sources, virtually anyone can publish damaging, unfiltered information with limited recourse.

With this in mind, ROR was founded to provide rapid, low-cost, legally sound solutions to protect against negative online content. By creating an online platform to access complete and updated personal information, individuals are now empowered to respond to negative content with timeliness and relevance, while the general public can access multiple perspectives on specific content and form a full and unbiased opinion regarding a person or event.

Traditionally, defending one’s personal reputation is a time-consuming and costly endeavor, requiring proof one’s reputation has been harmed. Often, damaging content is anonymous, making it difficult to discover who to contact for content to be corrected or deleted. Most harmful of all, content is searchable and remains online indefinitely, unless removed as a result of a specific action. Unfortunately, laws and regulations are limited in their ability to fully protect one’s online identity - applying only to registered, regulated media. Given the rapid proliferation of questionable online media sources, virtually anyone can publish damaging, unfiltered information with limited recourse.

ROR promotes positive public discourse by providing low-cost, accessible services that increase access to truthful content. Through ROR’s patented products, we provide value to three main beneficiary groups:

Individuals: right to have their truth be known

ROR empowers individuals to respond to negative content with timeliness and relevance. If a victim of negative online content chooses to publish a rebuttal, it is often long after the original content has been published. In most cases, a legitimate response rarely has the same weight or search engine ranking as the original damaging or inaccurate content. News which is negative, prejudicial and scandalous is often the most clicked on, and therefore receives wider distribution and a more prominent position on search indexes. In contrast, rebuttals are rarely viewed, difficult to locate, and not linked to the original content it was intended to refute. ROR helps even the playing field by enabling individuals to reply to biased content with the same time frame and prominence of the content itself.

Editors and publishers: protection against defamation and suits

One of the main challenges to publishing truthful content is to how to effectively harmonize the personal right to access information with freedom of expression. This tension can also lead to legal action, costs and reputational problems for the main search engines which are often cited in litigation by the parties involved.

ROR provides a low-cost, effective solution to respond to web content while protecting publishers from possible defamation charges.

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Society in general: Collective right to know

ROR promotes fundamental rights enabling the general public to access multiple perspectives on specific content, including the perspective of the person cited. As a result, society is able to form a full and unbiased opinion regarding an event and a person’s reputation.

ROR is a subscription- and voucher-based service that provides value directly to consumers as well as enterprises. ROR can quickly reach mass populations through:

●	Editors and Newspapers adopting ROR as a default rebuttal system
●	Conventional search engines fully integrating ROR systems
●	ROR’s logo to be posted on any searchable link connecting to a verifiable reply from the person cited

Right of Reply achieves its goal by empowering subscribers to:

SEARCH BY NAME	Search for a specific individual without confusing their information with others sharing the same name.
REVIEW CONTENT	A real-time press review of everything that has been posted, is being posted, or will be posted about you online.
ANALYSE CONTENT	At a glance, get an unbiased and objective evaluation of the type of web content that concerns you. Analyse content based on circulation, accuracy, degree of defamation, and visualise frequency and importance of search results through a word cloud.
MY TRUTH	Your response will appear next to the content link and will be visible to anyone entering the RoR site or through a notification on other search engines with the 'Response Availability Asterisk'. Respond immediately to content which has been retrieved and analysed with the 'My Truth' tool.
ALERT PAST VIEWERS	Alert anyone who has viewed content in the past, that your response is now available.
HIGHLIGHT TRUTHFUL CONTENT	Select positive content you feel is most representative of you and ensure that content is placed at the top of search engine results.

RoR can be integrated into popular search engines to allow for parity among claims made online and their responses.

Watch https://www.youtube.com/watch?v=yZtAXKG42Mk

Users can also benefit from RoR functionalities by using RoR as a search engine.

Watch https://www.youtube.com/watch?v=ZaHrg4TA6P0

Subscribing to RoR represents the single best way to manage your online reputation and defend your point of view and ideas in real time.

Watch https://www.youtube.com/watch?v=D06ajLo0hLI&t=3s

RoR provides the media industry with an innovative and easy-to-use tool that allows them to avoid expensive and time consuming legal consequences from the individuals cited in their articles.

Watch https://www.youtube.com/watch?v=aisN5SxbMgo&t=2s

More details about RoR can be found at ror.news.

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Over the last two years, ROR has engaged with several stakeholders to examine the work we do in the context of the United Nations Sustainable Development Goals (SDGs). Our belief is that by increasing access to truthful content, we will be contributing to many of the 17 goals. Of the SDGs, we believe SDG#16 - Promote peaceful and inclusive societies for sustainable development - in particular SDG Target 16.10 “Ensure public access to information and protect fundamental freedoms, in accordance with national legislation and international agreements, best aligns with ROR’s mission, values and work.

ROR’s system will not block or ban online content, this is offered by other systems and social networks. ROR specializes in the ability to reply strongly with the same timing and relevance on any content relevant to the individual. ROR empowers individuals to effectively reply to bullying or discriminating content.

ROR is not responsible for compliance with The General Data Protection Regulations (GDPR) Art. 10, ROR is the controller of personal data that concerns its users, not third parties. ROR’s monitor, supports the right to reply for users that want to rectify content about them. Users can exercise their right to reply to content that can damage their reputation and personal identity. In this way, ROR’s offer the public complete information about a person or event. Individuals are not allowed to disclose content that concerns third parties.

ROCC: REPLY ON CREDIT CHECK

Living with limited or bad credit history is extremely difficult and can severely limit one’s access to a wide range of financial tools, jobs, rentals and services. While credit reports are used as a snapshot of one’s financial reputation, significant issues with both the collection and reporting process have resulted in strong calls for reform to the system.

Collection reporting agencies (CRAs) are often rebuked by consumers and federal agencies alike for:

1.	Proprietary and poorly understood formulas for determining creditworthiness that have disproportionate impact on consumers’ lives
2.	Repeated inaccuracies in credit reports
3.	Costly and time-consuming commitments to the task of correcting erroneous reports
4.	Outdated scores that do not keep up with modern-day economic realities.

Given society’s high reliance on the credit reporting system, one would assume that strong mechanisms are in place to ensure balanced and reliable reporting. In reality, speed and volume are preferred over accuracy, and large-scale inaccuracies are often tolerated. For CRAs, the costs for correcting the data far outweigh the benefits, and consumers at left at a severe disadvantage.

In the United States, there are no transparent platforms to showcase creditworthiness or to refute credit report errors. Even if a consumer attempts to correct a report error, there is no guarantee of a positive outcome. CRAs are legally required to check with the creditor or debt collector and ask them whether they stand by their claim, it is only then that CRAs review supporting documentation which can take a minimum of thirty days to process.

Moreover, the current system for calculating credit scores no longer meets the needs of today’s consumers. In today’s world, circumstances can change radically, and unforeseen events such as divorce or sudden illness can quickly and adversely affect one’s credit history. Global mobility, changes in marital status and other major life events can cause a person to appear not to exist with respect to the credit rating agencies. Under the current system, consumers with an otherwise strong credit history, are viewed in the same light as people who intentionally default on loans. There is no system that enables consumers to expose the rationales for default and why they fallen on hard times, thereby making it harder for consumers to bounce back.

1.	CRAs (Equifax, TransUnion, Experian) collect information from banks, mortgage servicers, debt collectors and other credit providers and sells raw data back to potential lenders.
2.	The data in credit reports are aggregated into a single credit score (e.g. FICO score) - score is widely used to determine if consumer qualifies for a loan and if so, at what interest rate.
3.	CRAs are not responsible for credit report accuracy - consumers are.

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4.	If consumers see an error on their report, they contact one of the big three CRAs to dispute information.
5.	Credit bureau is legally required to check with the creditor or debt collector and ask them whether they stand by their claim.
6.	CRAs review supporting documentation which can take a minimum of thirty days to process.

Reply on Credit Check (ROCC) is an online applied technology that enables users to efficiently and effectively, review and respond to negative content regarding one’s personal credit history. ROCC is a rapid and effective solution to refute errors on personal credit reports; while providing a wider range of data points and documentation to prove and assess credit worthiness, in an effective and non-contentious manner. As part of the Right of Reply Ltd suite, RoCC leverages RoR’s powerful platform and tools to disrupt the credit risk assessment system.

RoCC enables individuals to regain control of their personal reputation by empowering them to fully express truths regarding their personal financial history. Too often, consumers and their creditworthiness are reduced to a mere number, dictating what financial options are available to them. Until now, there were are no effective means for consumers to refute credit report errors; nor were there platforms to effectively share rationales for poor credit ratings, or vehicles for highlighting a broader set of data points that showcase creditworthiness.

RoCC leverages RoR’s platform and empowers subscribers to:

1.	Authorize credit reviewers: Share credit report and responses to authorized persons/organizations such as employers, banks, accountants, with the “Who can read” Tool
2.	Check credit: Receive a real-time credit report from all major credit rating agencies, receive dynamic updates with any new changes on report, with the ‘Check the Credit’ tool.
3.	Respond Immediately: Refute errors in credit report by uploading supporting documentation, share rationales for poor credit history that allow creditors to receive full picture of payment before determining credit worthiness.
4.	Analyze Content: At a glance, potential creditors can review consumers uploaded documents a receive an unbiased and objective evaluation of the rationales justifying poor credit. Creditors can also analyze content not usually captured in credit reports e.g. utilities and remittances, showcasing positive payment history and conduct a more accurate assessment of consumers’ credit worthiness with the ‘Check the Text’ tool.
5.	Highlight Positive Content: Upload documents that showcase a wider range of positive payment history such as utility bills and remittances, highlight personal financial responsibility to new creditors, with the ‘Good Payments’ tool.

The picture below represents RoCC tools.

How it works:

1.	User enters the site and registers.
	a.	Individual’s complete profile shared and verified through ROR’s blockchain platform)
2.	User determines who can read their credit report
	a.	Can be modified at anytime
	b.	Authorized persons/organizations can include employer, bank, accountant. “Who can read” Tool
3.	Download credit report
	a.	“Check the Credit” Tool, for a fee
	b.	Can be requested from all major credit rating agencies
	c.	Dynamic updates - individual will receive indication upon changes to credit report
4.	Insert comments and documents justifying report
	a.	“Tell them why” tool
5.	Publish
	a.	Comments are shared with credit agencies and authorized persons

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Result:

1.	Credit agencies will receive modified report with consumer annotations; any future creditors requesting the consumer’s credit history will be offered the choice between the “normal” report and the RoCC annotated report with supporting documentation. As an RoCC subscriber, potential creditors would receive consumer’s comments automatically as part of the service.
2.	Annotated credit report is posted on ROCC website and is available to anyone who the user has authorized “Who can read”

ROCC Key Beneficiaries:

Individuals: right to have truth be known

RoCC empowers individuals to regain ownership of their financial reputation and express truths regarding their financial history. Currently, algorithms determine one’s credit worthiness and do not give a full picture of a person’s capability to pay. RoCC enables individuals to correct credit report errors while empowering them to share rationales why they may have defaulted on loans e.g. sudden illness, divorce. In many cases, consumers default due to unforeseen circumstances, not because of poor money management. Sharing truths does not guarantee an improvement on credit rating; however, it enables consumers to share a full and complete picture of their financial history and allows creditors to then make an informed choice without being automatically discredited.

Credit Reporting Agencies: improve reputation and credit report accuracy

CRAs suffer from an extreme negative reputation and are the second most frequent source of consumer complaints at the US Consumer Financial Protection Bureau. Complaints due to incorrect information on credit reports comprise of a significant percentage of all consumer complaints. Strong negative perceptions coupled with public embarrassments like the Equifax data breach demand a significant improvement on operations and product offerings. ROCC provides a seamless opportunity to CRAs to reduce their liabilities and empower consumers to update their credit histories with accurate information in a timely manner.

Creditors: right to consumer’s full and balanced financial history

Creditors are given a full picture of a consumer’s credit history, including the perspective of the consumer, and are empowered to make an informed choice on whether to engage in a financial relationship. Creditors can review a broader set of documents that would otherwise not populate a traditional credit report (e.g. rent, utilities, remittances) and benefit from a wider range of data points to make a balanced and more informed choice on a person’s creditworthiness. Through ROCC’s powerful tools, creditors can easily de-risk financial engagements and access large pools of traditionally underserved communities.

Through the ROCC platform, low-income consumers can upload documents indicating on-time payments for rental properties, utilities, phone bills, and remittances to home countries. ROCC widens definition of what it means to be creditworthy and promotes financial inclusion for traditionally marginalized communities.

Society: Mitigating societal effects of bad credit

Bad credit can prevent consumers from accessing financial tools such as mortgages, credit cards, or other loans, but can also have far-reaching consequences affecting personal relations and well-being. By providing mechanisms for consumers to overcome bad credit and regain access to financial tools, ROCC promotes:

1.	Healthy relationships: Often, when consumers cannot borrow money from traditional lenders due to bad credit, they turn to friends and family for help. Being late on credit card payments damages credit ratings but being late on promises to repay friends can destroy relationships resulting in social isolation. RoCC offers opportunities for consumers to reconnect with creditors and financial tools they otherwise would not have accessed.

2.	Decreased stress: Bad credit and stress are like conjoined twins. The average U.S. household carries $16,748 in credit card debt, and 22% said they felt “extreme” stress over their finances. This stress manifests itself through lack of sleep, loss of focus, and nagging worry. RoCC helps reduce stress by empowering consumers with a sense of agency. Individuals can now take control of their financial reputations by sharing their truths and reaching out to CRAs in an efficient and effective manner.

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3.	Higher quality of life: Bad credit can prevent people from getting an education, from leaving unhealthy relationships, and from getting better jobs. The burden of negative credit history is a stranglehold and can keep people from fulfilling their potential. RoCC restores financial reputations and free individuals to achieve their dreams.

Credit reporting is the second most frequent source of consumer complaints handled by the Consumer Financial Protection Bureau, trailing only debt collection. The top two sources of those complaints were: incorrect information on a credit report (74 percent) or regarding the credit reporting company’s investigation of a complaint (11 percent). (Consumer financial Protection Bureau).

Restoring public confidence in CRAs

In the most basic terms, CRAs function as a reputation service, yet they themselves have suffered from a series of reputation hits that are too large to ignore. These incidents have left many questioning the legitimacy of these organizations and wondering whether the blows to CRAs, and growing concern about consumer privacy in general, could lead to major changes in how credit risk is reported. If CRAs are to maintain their dominance in the risk assessment ecosystem, they must partner with organizations like RoCC to create fairer, more precise credit history reports; and more importantly, take strides to ameliorate their negative reputation amongst the public.

Through partnership with ROCC, CRAs can improve internal efficiencies, while enhancing their public reputation by providing better services, like:

1.	Empowering consumers to correct erroneous reports in real-time: Consumers generally have to wait 30 or more days before credit report errors are corrected.

2.	Enabling consumers to share rationales why loans are in default: Credit report and scores do not offer an opportunity for consumers to showcase why they may have defaulted on loans. By empowering consumers with voice, CRAs help restore dignity to an otherwise shameful situation.

3.	Validate consumers through blockchain technology: Currently, CRAs validate consumer identity through social security numbers. Given recent data breaches, it is now easier for impostors ruin an individual’s credit history with little ramification. By partnering with RoCC, CRAs benefit from block chain technology that verifies user identity and gives increased confidence to consumers that their personal credit history is protected.

4.	Identifying creditors who repeatedly provide inaccurate information: US legislation only requires CRAs to check with creditors on whether or not there is a claim on a consumer. Currently there is no penalty for creditors who supply incorrect information. Through ROCC big data capabilities, it will be easy to expose and investigate repeated offenders, thereby putting CRAs on the side of advocating for fair and objective information.

5.	Increases access for people to view credit reports: Through RoCC’s push technology, consumers are prompted whenever there is an update on their credit report. Through this service, consumers are alerted of issues before they become a major impediment.

6.	Increase types of information credit reports contain while providing insights into financial responsibility: RoCC enables consumer to upload documentation such as rent, utility payments, or regular remittances sent to family, that provide important information about credit worthiness. Through RoCC technology, RoCC enables CRAs to consider a broader set of data points to determine financial responsibility without adding additional hurdles.

By partnering with RoCC, credit reporting agencies provide value on this service while enhancing the accuracy of the data it provides.

More details about RoCC can be found at roccnow.com.

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RORKEY: DECENTRALISED REGISTER OF CITED PERSONS AND THEIR REPUTATIONS

RORKey is an innovative DApp that uses the Blockchain to remove ambiguity about the identity of any individual. This serves the individual in all of their transactions on the web and in particular, in managing their on-line presence and reputation. The RORKey is a fundamental part of the ROR platform enabling all of the related services of Right of Reply and Reply on Credit Check. The smart software architecture of the RORKey will allow other services, including services provided by third parties, to access the unambiguous identification of users in the ROR community for their own value- added services. All of these access to the identity of ROR community members are transparent to the individual in question allowing them greater control over the use of their on-line identity, to protect their reputation, and to have their response to any references made to them in cyberspace be weighted by the fact that they are cited and therefore be more prevalent than random or anonymous comments.

Who should benefit from RORKey?

People involved are:

●	Individuals (Users)
○ Users concerned about their online reputation
○ Users interested in exploring a single source of truth for online reputation
●	Bloggers and Social Media content creators (CC) who care about and fully stand behind what they publish on the web
●	RORKey Community

Our Vision

RORKey becomes the foundation of the biggest ecosystem for decentralized and independent protection of personal rights in the realm of digital communication.

We envision a world where all digital content is verifiable and easily accessible. Our endgame is to make defamation so unprofitable and unpractical that it will disappear. At the same time, we hope to encourage positive feedback on decentralized platforms.

Our Mission

We strive to build a digital ecosystem where everyone will be able to defend themselves from cyber-bullying, cyber-defamation and fake new, while at the same time not giving away their personal data to a centralized platform. RORKey will effectively deter cyber-bullying activities and defamation.

We promote mutually beneficial interactions and positive public discourse by providing low-cost, accessible services that increase access to truthful and verified content.

Key Advantages

●	RORKey leverages Blockchain to make digital reputation distributed, independent, immutable, sound and transparent.
●	RORKey is a pioneer in this area. Furthermore, there is an interesting chance to create synergies with the existing Right of Reply platform.
●	Using a Public Key on Blockchain technology improves the Digital Identity management, and the expression of constitutional and personal rights related to the right of reply.
●	Using the platform will give more credibility to the reported content, since the CC explicitly alerts the User and allows him to share her/his version of the story.
●	Give Users the chance, through a token vote, to express their personal opinion on a reputation dispute.
●	Create a new form of interactive verifiable social medium in which the persons cited have the opportunity to reply and have their replies, precisely because they are the person cited, appear with more prevalence and timeliness.

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Market Opportunity

●	Lack of a single trustworthy and decentralized repository that collects and stores all the contents related to an individual.
●	Lack of control due to homonyms and enormous and growing set of data and sources.
●	Need for an easy way to share and access reputation related content.
●	Need for an easy way to share the individual reply on any content found on Web that cited a specific person.
●	Digital identity and reputation are of growing importance as is evidenced by their increasing use in business.
●	Society as a whole is increasingly expressing concern over the unregulated power of social media to for4m opinion. RORKey can provide a backbone of verifiability to social media sources and citations.

More information about RORKEY are available at rorkey.com.

Acquisitions

In addition to its internal growth and development, Right of Reply has and will continue to add elements to its products by selected acquisitions.

On January 1, 2018, ROR acquired a 51% interest in BSS-ONE Dueenne Group (“Dueenne”), a software development company based in Romania. Dueenne has been renamed BSS-ONE a Right of Reply Company srl and will be responsible to develop and maintain the Company’s platform, offering customer and call services. The 51% of Dueenne was acquired for 94,000 ordinary shares of ROR with a fair value of $10 per share (based on the Company’s IPO price) per its original registration statement which went effective in January 2018.

On April 4, 2018 the Company signed a Letter of Intent with the shareholders of The Fool, for the acquisition of 20% of the Fool equity capital, with an option, based on certain conditions, to acquire an additional 31%, over a period of 2 years. The Fool specializes in Online Reputation Management (ORM). The Company has acquired 10% of The Fool shares for Euros 1,000,000 ($1,193,000) by issuing 110,000 shares of the Company’s ordinary shares, fair value of $10.84 per share. An additional 10% will be bought with an investment in capital for Euros 1,000,000 ($1,193,000) in cash into The Fool.

Capital Formation

Right of Reply Ltd, shareholders equity capital formation.

The company was formed on June 20, 2016, with no capital. On July 3, 2016, all the assets related to the Right of Reply project were transferred by Mount Street Garden Ltd to Right of Reply Ltd, in exchange for 1,250,000 new Right of Reply ordinary shares, with a third-party valuation for the asset at 200,000 £ ($254,000) and an implicit equity price per shares of £0.16 ($0.2032).

In May 2017, the Company launched an increase in capital to issue 750,000 new shares at a price of £ 0.75 ($ 0.9525) per share, for a total shareholder equity placement of £ 562,500. All of this increase in capital was subscribed before June 30, 2017 by private investors and providers of services for a mix of cash and services rendered to the company. Of this £562,500 increase in capital £ 190,000 was subscribed in cash and £ 372,500 in services rendered to the company. On June 30, 2017 the company had 2,000,000 ordinary shares issued and outstanding with a paid in equity capital, in form of cash, asset and services of £ 762,500 ($ 968,375), for an average share price of £ 0.38125 ($ 0.4841).

In January 2018 the Company’s Registration Statement with respect to the placement of 250,000 shares at a maximum price of $10 per shares was declared effective by the U.S. Securities and Exchange Commission. Between January 2018 and May 1, 2018 the Company has placed an aggregate of 291,000 Ordinary Shares for an aggregate amount of 2,818,200 at an average price of $9.68 per share.

On May 7, 2018, the Company received a conversion notice from the holder of a Euro 250,000 convertible note payable. The conversion was completed in accordance with the terms of the convertible note and on May 11, 2018, the Company issued 45,000 Ordinary Shares to the convertible note holder.

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Following March 31, 2019, the Company will clearly require additional funding for ongoing operations. There is no guarantee that we will be able to raise any additional capital and have no current arrangements for any such financing.

Emerging Growth Company Status Under the Jumpstart Our Business Startups (“JOBS”) Act

Because we generated less than $1 billion in total annual gross revenues during our most recently completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.

We will lose our emerging growth company status on the earliest occurrence of any of the following events:

1. On the last day of any fiscal year in which we earn at least $1 billion in total annual gross revenues, which amount is adjusted for inflation every five years;

2. On the last day of the fiscal year of the issuer following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement;

3. On the date on which we have, during the previous 3-year period, issued more than $1 billion in non- convertible debt; or

4. On the date on which such issuer is deemed to be a “large accelerated filer”, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto. A “large accelerated filer” is an issuer that, at the end of its fiscal year, meets the following conditions:

a. It has an aggregate worldwide market value of the voting and non-voting common equity held by its non-affiliates of $700 million or more as of the last business day of the issuer’s most recently completed second fiscal quarter;

b. It has been subject to the requirements of section 13(a) or 15(d) of the Act for a period of at least twelve calendar months; and

c. It has filed at least one annual report pursuant to section 13(a) or 15(d) of the Act.

As an emerging growth company, exemptions from the following provisions are available to us:

1. Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;

2. Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

3. Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;

4. Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and

5. The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer’s size.

Pursuant to Section 107 of the JOBS Act, an emerging growth company may choose to forgo such exemption and instead comply with the requirements that apply to an issuer that is not an emerging growth company. We have elected to maintain our status as an emerging growth company and take advantage of the JOBS Act provisions.

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This Prospectus

The 400,000 shares to be issued in connection with this Offering would not be eligible for re-sale unless duly registered with the U.S. Securities and Exchange Commission. The purpose of this registration statement is to register the shares sold in that offering.

THE OFFERING

Shares currently outstanding	2,336,000 shares(1)
Shares offered by the Company	400,000 shares
Use of proceeds	Acquisitions and working capital to develop the technology and the products to be launched during first quarter 2019.

(1)	Shares outstanding as August 10, 2018

USE OF PROCEEDS

If the Company’s Offering of 400,000 new shares is fully subscribed, the Company will raise the gross amount of $6,000,000. The following shows use of the proceeds of the Company Offering at various levels of funding commitments.

Assuming Gross $6 million raised (100% of shares offered):	$ 1,500,000 for Technical Department Development

$ 1,000,000 for Marketing and general administration

$ 300,000 for Board and Management Salaries & Expenses $ 500,000 for working capital reserves $ 2,700,000 for potential acquisitions

Assuming Gross $4.8 million raised (80% of shares offered):	$ 1,500,000 for Technical Department Development

$ 1,000,000 for Marketing and general administration

$ 300,000 for Board and Management Salaries & Expenses $ 200,000 for working capital reserves $ 1,800,000 for potential acquisitions

Assuming Gross $3 million raised (50% of shares offered):	$1,500,000 for Technical Department Development

$1,000,000 for Marketing and general administration

$ 200,000 for Board and Management Salaries & Expenses $ 300,000 for working capital reserves

Assuming Net $1.5 million raised (25% of shares offered):	$ 1,000,000 for Technical Department Development

$ 400,000 for Marketing and general administration

$ 100,000 for Board and Management Salaries & Expenses

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RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated April 2, 2018, our independent auditors stated that our financial statements for the period ended December 31, 2017 were prepared assuming that we would continue as a going concern and they expressed substantial doubt about our ability to continue as a going concern. This doubt is based entirely upon the Company’s current lack of resources to execute its business plan. Our ability to continue as a going concern is an issue as we have just commenced operations as a development stage company. In our early stages of operations, we expect to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

Without taking into account the offering, we will run out of funds approximately December 31, 2018. Following this offering, we will additionally incur public company reporting costs of approximately $100,000 per year or $25,000 per quarter. To fund the Company’s operating expenses following July 31, 2019, the Company will clearly require additional funding for ongoing operations and to finance such additional business it may identify. There is no guarantee that we will be able to raise any additional capital and have no current arrangements for any such financing.

Our near-term financing requirement (less than 12 months), is anticipated to be approximately $500,000, which includes a monthly overhead burn rate of $40,000, public reporting costs and the remainder allocated to general working capital. Beyond our near-term financing requirement (more than 12 months), we will need an additional approximately $4,000,000 to implement the Company’s plan of operations.

The foregoing represents the Company’s best estimates as of the date of this Prospectus and may materially vary based upon actual experience.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company. In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations

We were formed in June 2016 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are an early development stage company with no operating results to date. Since we do not have an established operating history and have not recorded any sales yet, you will have no basis upon which to evaluate our ability to achieve our business objectives.

The absence of any significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our services. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

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Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We are currently in the early stages of developing our business. There can be no assurance that at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	Competition

●	ability to anticipate and adapt to a competitive market;

●	ability to effectively manage expanding operations; amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

●	dependence upon key personnel to market and sell our services and the loss of one of our key managers may adversely affect the marketing of our services.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely effected and we may not have the resources to continue or expand our business operations.

We have no profitable operating history and May Never Achieve Profitability

From inception in June 2016, Right of Reply Ltd (the “Company”) was organized to develop and market systems which offer and unique and effective Right of Reply to its subscribers. In this regard, the Company seeks to reshape the current Right of Reply standards by delivering a new suite of services providing added value to the user. As of the date of this prospectus, the Company has yet to engage in any meaningful business activities and is an early development stage company. Through June 30, 2018, the Company has generated only minimal sales and the principals of the Company have worked without salary and the Company has operated with minimal overhead. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, and unanticipated difficulties regarding the marketing and sale of our services. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, our Ordinary Shares could become worthless and investors in our Ordinary Shares or other securities could lose their entire investment.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company. In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations.

Dependence on our Management, without whose services Company business operations could cease.

At this time, our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us, although they have no present intent to leave. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations and investors in our Ordinary Shares or other securities could lose their entire investment.

Our officers and directors devote limited time to the Company’s business and are engaged in other business activities

At this time, none of our officers and directors devotes his full-time attention to the Company’s business and each expect to devote approximately height (8) hours per week to the Company’s business. Without full-time devoted management, the Company could be forced to cease operations and investors in our Ordinary Shares or other securities could lose their entire investment.

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Some of our current officers and directors currently own Ordinary Shares. Our current officers and directors have the power to make all major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration and whether or not to authorize more stock for issuance or otherwise amend our charter or bylaws.

Our two largest shareholders hold a controlling interest in the Company.

Our two largest shareholders, ATD Associazione Tenerezza di Dio (36.38% ownership) Mount Street Garden Holding (21,40% ownership), in the aggregate own over 57.78% of the outstanding stock of the Company. As such, these parties have the ability to cast a majority of votes on all matters which are submitted to the shareholders. There is no guarantee that they will use this voting majority to act in the best interests of all shareholders of the Company.

Lack of additional working capital may cause curtailment of any expansion plans while raising of capital through sale of equity securities would dilute existing shareholders’ percentage of ownership

Without taking into account the offering, we will run out of funds approximately December 31, 2018. Following this offering, we will additionally incur public company reporting costs of approximately $100,000 per year or $25,000 per quarter. To fund the Company’s operating expenses following December 31, 2018, the Company will clearly require additional funding for ongoing operations and to finance additional products and services it may identify. There is no guarantee that we will be able to raise any additional capital and have no current arrangements for any such financing. A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our inability to successfully achieve a critical mass of revenues could adversely affect our financial condition

No assurance can be given that we will be able to successfully achieve a critical mass of revenue in order to cover our operating expenses and achieve sustainable profitability. Without such critical mass of revenues, the Company could be forced to cease operations.

Our success is substantially dependent on general economic conditions and business trends, a downturn of which could adversely affect our operations

The success of our operations depends to a significant extent upon a number of factors relating to consumer spending. These factors include economic conditions, activity in the financial markets, general business conditions, personnel cost, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our consumers and their continued willingness to accept our products and services. An overall decline in the economy could cause a reduction in our sales and the Company could face a situation where it never achieves a critical mass of revenues and thereby be forced to cease operations.

Changes in generally accepted accounting principles could have an adverse effect on our business financial condition, cash flows, revenue and results of operations

We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

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We will need to increase the size of our organization and may experience difficulties in managing growth.

We are a small company with no current full-time employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

We incur costs associated with SEC reporting compliance.

The Company made the decision to become an SEC “reporting company” in order to comply with applicable laws and regulations. We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys’ fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $100,000 per year. On balance, the Company determined that the incurrence of such costs and expenses was preferable to the Company being in a position where it had very limited access to additional capital funding.

The availability of a large number of authorized but unissued shares of common stock may, upon their insurance, lead to dilution of existing shareholders.

As of August 10, 2018, 2,336,000 shares were issued and outstanding and we expect to issue up to an additional 400,000 shares in this Offering. At this time, the Company does not have any limitation on the number of additional shares it may issue. In this regard, additional shares may be issued by our board of directors without further shareholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other shareholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

Our need for additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our Ordinary Shares and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional Ordinary Shares or Preference Shares by the Company may have the effect of further diluting the proportionate equity interest and voting power of holders of our Ordinary Shares.

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We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. Our board of directors has not designated an Audit Committee and we do not have any outside directors. We do not have a dedicated full time Chief Financial Officer. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

We may not have adequate insurance coverage

We currently have only general liability insurance and we cannot assure you that we would not face liability upon the occurrence of any uninsured event which could result in any loss or damages being assessed against the Company.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive national, state and local laws and regulations relating to the financial markets. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations. Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

We do not intend to pay cash dividends in the foreseeable future

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

There is currently no market for our securities and there can be no assurance that any market will ever develop or that our common stock will be listed for trading.

There has not been any established trading market for our common stock and there is currently no market for our securities. Even if we are ultimately approved for trading, there can be no assurance as the prices at which our Ordinary Shares will trade if a trading market develops, of which there can be no assurance. Until our Ordinary Shares are fully distributed and an orderly market develops, (if ever) in our Ordinary Shares, the price at which it trades is likely to fluctuate significantly.

Prices for our Ordinary Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Ordinary Shares, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of us and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for our Ordinary Shares. Due to the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in the securities.

Our Ordinary Shares are subject to the Penny Stock Regulations

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker- dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

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For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market- maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the ‘penny stock’ rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our Ordinary Shares are illiquid and subject to price volatility unrelated to our operations

The market price of our Ordinary Shares could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Ordinary Shares, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. Sales of substantial amounts of Ordinary Shares, or the perception that such sales could occur, could adversely affect the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of our equity securities.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our shares. Our failure to apply these funds effectively could have a material adverse effect on our business, stunt the growth of our business domestically and in foreign markets, and cause the price of our Ordinary Shares to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per Ordinary Share being offered is substantially higher than the net tangible book value per Ordinary Share, you will suffer substantial dilution in the net tangible book value of the Ordinary Shares you purchase in this offering. Based on the offering price of $15.00 per share, if you purchase Ordinary Shares in this offering, you will suffer immediate and substantial dilution of $12.34 per share in the net tangible book value of the Ordinary Shares if the Offering is fully subscribed. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Ordinary Shares in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our Ordinary Shares or other securities may adversely affect our Ordinary Share price.

In order to raise additional capital, we may in the future offer additional shares of our Ordinary Shares or other securities convertible into or exchangeable for our common stock, including but not limited to Preference Shares and convertible debt. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional Ordinary Shares or securities convertible into Ordinary Shares in future transactions may be higher or lower than the price per share in this offering. In addition, the sale of shares in this offering and any future sales of a substantial number of Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the price of our Ordinary Shares. We cannot predict the effect, if any, that market sales of those shares of Ordinary Shares or the availability of those Ordinary Shares for sale will have on the market price of our Ordinary Shares.

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We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or other Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

The Jumpstart Our Business Startups Act, or the JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act.

Under the JOBS Act we have elected to use an extended period for complying with new or revised accounting standards.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which allows us to delay adoption of new or revised accounting standards that have different effective dates for public and private until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

If the market does not accept or embrace our offerings of products and services, our business may fail.

The products and services we are offering have not been tested in the market on a large-scale basis. As a result, we can only speculate as to the market acceptance of these products and services. No assurance can be given that the market will accept our products and services, or any of them. If the public fails to accept our products and services to a satisfactory degree, our business may fail.

Our market is highly competitive.

The market for computer software is highly competitive and most competitive companies and products will be far better financed and capitalized and have substantially greater resources than ours. While we believe that our products and services are competitive with services provided by other companies, there is no guarantee that we will be able to effectively compete against them, and if we do not effectively compete, our business may fail.

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If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

We seek to protect our intellectual property through trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements, trademarks, domain names and other measures, some of which afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use property that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to enforce in some countries, which could make it easier for competitors to steal our intellectual property. Our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business might be harmed.

We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time- consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into licensing agreements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward-looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward- looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward- looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

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DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares was arbitrarily determined and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, a market-maker has filed an application to FINRA to obtain a trading symbol and authorization to commence trading in the United States and the Company (through its market maker) has made application for listing on the NASDAQ Stock Market and for trading on the OTCQX market. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

Our historical net tangible book value as of June 30, 2018 was approximately $1,379,659. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of Ordinary Stock outstanding as of June 30, 2018.

After giving effect to the sale of 400,000 shares of our Ordinary Stock and in this offering at the public offering price of $15.00 per share of common stock and after deducting the estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2018 would have be approximately $7,351,912 or approximately $2.69 per share of Ordinary Stock. This represents an immediate increase in pro forma net tangible book value of approximately $2.18 per share to our existing Ordinary stockholders, and an immediate dilution of approximately $12.82 per Ordinary Share to new investors purchasing securities in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis:

Assuming 400,000 shares sold in Offering (100% of shares offered) with gross proceeds of $ 6,000,000:
Assumed Public Offering Price per Share	$15.00
Historical net tangible book value per Ordinary Share as of June 30, 2018	$0.59
Pro forma increase in net tangible book value per share attributable to investors in this offering	$2.18
As adjusted net tangible book value per Ordinary Share after this offering	$2.69
Dilution per share to investors participating in this offering	$12.82

Assuming 320,000 shares sold in Offering (80% of shares offered) with gross proceeds of $4,800,000
Assumed Public Offering Price per Share	$15.00
Historical net tangible book value per Ordinary Share as of June 30, 2018	$0.59
Pro forma increase in net tangible book value per share attributable to investors in this offering	$1.80
As adjusted net tangible book value per Ordinary Share after this offering	$2.32
Dilution per share to investors participating in this offering	$13.20

Assuming 200,000 shares sold in Offering (50% of shares offered) with gross proceeds of $3,000,000:
Assumed Public Offering Price per Share	$15.00
Historical net tangible book value per Ordinary Share as of June 30, 2018	$0.52
Pro forma increase in net tangible book value per share attributable to investors in this offering	$1.17
As adjusted net tangible book value per Ordinary Share after this offering	$1.72
Dilution per share to investors participating in this offering	$13.83

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Assuming 100,000 shares sold in Offering (25% of shares offered) with gross proceeds of $1,500,000:
Assumed Public Offering Price per Share	$15.00
Historical net tangible book value per Ordinary Share as of June 30, 2018	$0.59
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.60
As adjusted net tangible book value per Ordinary Share after this offering	$1.17
Dilution per share to investors participating in this offering	$14.40

The foregoing discussion and table are based on 2,336,000 shares of Ordinary Stock outstanding as of June 30, 2018.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Holders

As of August 10, 2018, there were 32 record holders of our Ordinary Shares. As of August 10, 2018, there were 2,336,000 Ordinary Shares issued and outstanding. No public market currently exists for shares or preference shares. Through our market-maker, we have applied to have our shares initially listed for quotation on the OTCQX or NASDAQ and/or other trading market(s).

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

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The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Equity Compensation Plan Information

We have no outstanding stock option or other equity compensation plans.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our shareholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Equity Stock Transfer.

Dividend Policy

We have not previously declared or paid any dividends on our shares and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our shares is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition as of December 31, 2016, December 31, 2017 and June 30, 2018 and results of operation for the period from June 20, 2016 (inception) to December 31, 2016, the fiscal year ended December 31, 2017 and the three and six months ended June 30, 2018 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report.

Forward Looking Statements

This Report on Form S-1 contains, in addition to historical information, certain forward-looking statements regarding Right of Reply LTD (the “Company” or “ROR”, also referred to as “us”, “we” or “our”). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this Form S-1 generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

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Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” detailed in the Company’s Form S-1 registration statement and matters described in this Form S-1 generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

Overview

Prior to the internet, personal reputations were mostly a function of word of mouth, and concrete evidence of a person’s character actually required getting to know them. In today’s world, meeting someone in person isn’t so much a first impression as it is a chance to confirm or refute what can already be found online. For better or worse, people are using online search engines to find information about you and other people that cross their paths. However, with the increasing speed of digital engagement, events can turn sour fast, and damage to one’s personal reputation can be disproportionate. For high-profile and average individuals alike, personal reputations are built and lost in a matter of minutes. Increasingly, people are using two online indicators - social content and credit history - as proxies to determine an individual’s character and trustworthiness. This reductionist approach is faulty, dangerous and unsustainable, for two main reasons:

1- It is increasingly difficult to determine the truthfulness of online content, specifically the accuracy of online personal reputations. As questionable online media sources proliferate, virtually anyone can publish damaging and unfiltered information with limited recourse. Unfortunately, laws and regulations are limited in their ability to fully protect one’s online identity - applying only to registered, regulated media.

2- Credit reports are notorious for their high error rates and providing a limited view of one’s credit worthiness. Credit reports make no distinction for the different rationales behind why individuals may have defaulted on payments. For a large majority of the population, bad credit is often a function of unforeseen circumstances like sudden illness or divorce, and not a true reflection of their risk profile.

With this in mind, Right of Reply Ltd. was founded to provide rapid, low-cost, and legally sound solutions to protect against negative online content. By creating online platforms to access complete and updated personal information, individuals are able to respond to negative or erroneous content with timeliness and relevance. At the same time, the general public can access multiple perspectives on specific content and form a full and unbiased opinion regarding a person or event.

As a leading online reputation company, Right of Reply Ltd. empowers individuals to regain control and ‘tell their truth’ on the two key determinants affecting their reputation - credit reports and personal online content -through three key subsidiaries:

-	RoR, a leading online technology allowing users to respond immediately to any online misinformation or personal attacks with a low-cost and legally sound solution to protect and manage their online reputations.
-	Reply on Credit Check (RoCC), an online applied technology that enables users to review and respond to negative content regarding one’s personal credit history. RoCC provides a wider range of data points and documentation to prove and assess credit worthiness in an effective and non-contentious manner.
-	RORKEY, “Register of Reputation Keys”, an innovative DApp, powered by Blockchain technology, allowing users to have a unique Digital Identity and personally reply to any content on the web, especially on unregulated media like social networks and blogs.

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Results of Operations

The Year Ended December 31, 2017 and the Period from June 20, 2016 (“Inception”) to December 31, 2016

The following discussion analyzes our results of operations for the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016. The following information should be considered together with our financial statements for such period and the accompanying notes thereto.

Net Revenue/Net Loss

We have not generated any revenue since our inception. For the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016, we have not generated any sales. For the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016, we had a net loss of $786,797 and $1,342,969.

General and Administrative Expenses

General and administrative expenses increased by $647,470 during the year ended December 31, 2017 to $647,552 from $82 during the period from June 20, 2016 (“Inception”) to December 31, 2016. The increase is primarily the result of increases in consultant fees of $501,000, directors’ fees of $55,000 and professional fees of $86,000, as the Company builds the infrastructure of the company.

Sales and Marketing

Sales and marketing expenses increased by $12,500 during the year ended December 31, 2017, from $0 for the period from June 20, 2016 (“Inception”) to December 31, 2016. The sales and marketing expenses related to a marketing study performed by an independent third party.

Research and Development

Research and Development expenses were $126,745 for the year ended December 31, 2017 as compared to $0 for the period from June 20, 2016 (“Inception”) to December 31, 2016. The increase related to the development of the software platform.

Fair Value of Ordinary Shares in Excess of Costs of Contributed Intangibles

The fair value of ordinary shares in excess of cost of contributed intangibles decreased to $0 for the year ended December 31, 2017 from $1,342,887 for the period from June 20, 2016 (“Inception”) to December 31, 2016. The decrease relates to the fair value of ordinary shares issued for patents and trademarks, issued during the period from June 20, 2016 (“Inception”) to December 31, 2016. The fair value of the ordinary shares was $1,345,566 offset by the costs to the related party of patents and trademarks contributed of $2,679.

For the Three Months Ended June 30, 2018 and 2017

The following discussion analyzes our results of operations for the three months ended June 30, 2018 and 2017. The following information should be considered together with our financial statements for such period and the accompanying notes thereto.

Net Loss

We had a net loss for the three months ended June 30, 2018 and 2017, in the amount of $262,538 and $459.071.

Revenues/Cost of Sales

We had sales of $839,168 and $0 during the three months ended June 30, 2018 and 2017. The sales in 2018 were related to Dueenne, which was acquired on January 1, 2018. The associated cost of sales was $651,232.

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General and Administrative Expenses

General and administrative expenses decreased by $28,757 to $316,598 for the three months ended June 30, 2018 from $345,355 for the three months ended June 30, 2017.

Sales and Marketing Expenses

Sales and marketing expenses were $133,253 for the three months ended June 30, 2018 and $113,716 for the three months ended June 30, 2017. The Company is starting its ordinary marketing activity to achieve its objectives of market analysis and positioning of the products.

Research and Development Expenses

Research and development expenses were $(2,250) for the three months ended June 30, 2018 and $0 for the three months ended June 30, 2017.

Other Income

Other expense was $1,883 for the three months ended June 30, 2018 and $0 for the three months ended June 30, 2017.

Interest Expense

Interest expense was $3,549 for the three months ended June 30, 2018 and $0 for the three months ended June 30, 2017. Interest expense relates to short-term notes payable that were incurred during the three months ended March 31, 2018

For the Six Months Ended June 30, 2018 and 2017

The following discussion analyzes our results of operations for the six months ended June 30, 2018 and 2017. The following information should be considered together with our financial statements for such period and the accompanying notes thereto.

Net Loss

We had a net loss for the six months ended June 30, 2018 and 2017, in the amount of $659.959 and $476,599.

Revenues/Cost of Sales

We had sales of $1,758,125 and $0 during the six months ended June 30, 2018 and 2017. The sales in 2018 were related to Dueenne, which was acquired on January 1, 2018. The associated cost of sales was $1,554,460.

General and Administrative Expenses

General and administrative expenses increased by $177,824 to $540,707 for the six months ended June 30, 2018 from $362,883 for the six months ended June 30, 2017. The acquisition of Due~~e~~enne has contributed to the increase in these costs and the Company is acquiring the services of consulting professionals to achieve its goals.

Sales and Marketing Expenses

Sales and marketing expenses were $298,208 for the six months ended June 30, 2018 and $113,716 for the six months ended June 30, 2017. The Company is starting its ordinary marketing activity to achieve its objectives of market analysis and positioning of the products.

Research and Development Expenses

Research and development expenses were $42,219 for the six months ended June 30, 2018 and $0 for the six months ended June 30, 2017.

Other Income

Other expense was $8,744 for the six months ended June 30, 2018 and $0 for the six months ended June 30, 2017.

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Interest Expense

Interest expense was $12,220 for the six months ended June 30, 2018 and $0 for the six months ended June 30, 2017. Interest expense relates to short-term notes payable that were incurred during the three months ended March 31, 2018

Liquidity and Capital Resources

As of August 10, 2018 we had cash on hand of approximately $100,000.

Net cash used in operating activities increased to $609,002 for the six months ended June 30, 2018 as compared to net cash provided by operating activities of $11,510 for the six months ended June 30, 2017. The change resulted primarily from the increase in the net operating loss offset by increases in deferred revenue and accounts payable and accrued expenses.

Net cash used in investing activities increased to $40,206 for the six months ended June 30, 2018 as compared to $0 for the six months ended June 30, 2017. The increase resulted primarily loans receivable from a related party and purchase of equipment offset by the cash acquired through the acquisition of Dueenne.

Net cash provided by financing activities increased to $1,410,783 for the six months ended June 30, 2018 as compared to $0 for the six months ended June 30, 2017. The increase resulted from short-term notes payable issued during the six months ended June 30, 2018 and the sale of ordinary shares.

Through the acquisition of Dueenne, we have generated revenue, but prior the acquisition we have financed our operations through private offerings of equity securities. We do not currently maintain a term loan with any commercial bank or other financial institution.

Since our inception, we have focused on developing and implementing our business plan. We believe that our existing cash resources will not be sufficient to sustain our operations during the next twelve months. We currently need to generate sufficient revenues to support our cost structure to enable us to pay ongoing costs and expenses as they are incurred, finance the development of our platform, and execute the business plan. If we cannot generate sufficient revenue to fund our business plan, we intend to seek to raise such financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing shareholders. If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to us, we will be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on our business, financial condition and results of operations.

Even if we are successful in generating sufficient revenue or in raising sufficient capital in order to complete the platform, our ability to continue in business as a viable going concern can only be achieved when our revenues reach a level that sustains our business operations. There can be no assurance that we will raise sufficient proceeds, or any proceeds, for us to implement fully our proposed business plan. Moreover, there can be no assurance we will generate revenues sufficient to fund our operations. In either such situation, we may not be able to continue our operations and our business might fail.

The foregoing forward-looking information was prepared by us in good faith based upon assumptions that we believe to be reasonable. No assurance can be given, however, regarding the attainability of the projections or the reliability of the assumptions on which they are based. The projections are subject to the uncertainties inherent in any attempt to predict the results of our operations, especially where new products and services are involved. Certain of the assumptions used will inevitably not materialize and unanticipated events will occur. Actual results of operations are, therefore, likely to vary from the projections and such variations may be material and adverse to us. Accordingly, no assurance can be given that such results will be achieved. Moreover, due to changes in technology, new product announcements, competitive pressures, system design and/or other specifications we may be required to change the current plans.

Off-Balance Sheet Arrangements

As of June 301, 2018, we did not have any off-balance sheet arrangements.

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Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 1 of the Notes to Financial Statements included elsewhere herein. There are no accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 of the Notes to Financial Statements contained elsewhere in this report.

PROPERTIES

Offices

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of August 10, 2018, by: (I) each current director; each nominee for director, and executive officer of the Company; (ii) all directors and executive officers as a group; and (iii) each shareholder who owns more than five percent of the outstanding shares of the Company’s Common Stock. Except as otherwise indicated, the Company believes each of the persons listed below possesses sole voting and investment power with respect to the shares indicated.

Name and Address	Number of shares	Percentage Owned (1)(2)

David Tizzoni, Chairman	100,000	4.22%
Via Favino
Davesco, Switzerland

Thomas Brooks, CEO	10,000	0.42%
50 Percy Street
London W1T2DB, United Kingdom

Arnoldo Ardia, CFO	10,000	0.42%
Via Pietro Lepori 33
6950 Tesserete, Switzerland

Amit Pau, NED	10,000	0.42%
Ashirwad, Valency Drive, Northwood
Middlesex HA6 3BF, United Kingdom

All Officers and Directors as a Group (4 persons)	130,000	5.56%

Mount Street Gardens Holdings Ltd (3)	500,000	21.13%
20-22 Wenlock Road
N1 7GU London (UK)

ATD Association (4)	850,000	36.38%
Via Balestra 18
6900 Lugano (Switzerland)

(1) This table is based upon 2,336,000 shares issued and outstanding as of August 10, 2018.

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(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(3) The beneficial owner of Mount Street Gardens Holdings Ltd is Cristina Uccelli.

(4) ADT Associazione. ADT Association is a Swiss Charitable organization authorized under the law of Switzerland. There is not a beneficial owner of such shares, but the control of them is exercised by the Board of Directors of the Association. Alfredo Villa an employer of the Company and the husband of Cristina Uccelli is the Association Chairman.

FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

The following statement of selected operations data contains balance sheet and statement of operations data as of December 31, 2017 and June 30, 2018. The statement of operations data and balance sheet data as of and for the period ended December 31, 2017 were derived from the audited financial statements. Such financial data should be read in conjunction with the financial statements and the notes to the financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of 6/30/2018	As of 12/31/2017
Balance Sheet Data:
Assets	$4,102,108	$145,366
Liabilities	$887,875	$254,240
Total Shareholders’ Equity (Deficit)	$3,214,233	$(108,874)
Statement of Operations Data:
Revenue	$1,758,125	$-
Operating Expenses	$881,134	$786,797
Other Expenses	$(8,744)	$-
Net Loss	$687,959	$(786,797)
Basis and Diluted Loss Per Share	$(0.33)	$(0.50)
Weighted Average Number of Shares Outstanding	2,112,587	1,250,000

DIRECTORS AND EXECUTIVE OFFICERS

The following individuals currently serve as our executive officers and directors:

Name	Age	Positions
David Tizzoni	52	Chairman
Thomas Brooks	51	Chief Executive Officer
Arnoldo Ardia	56	Chief Financial Officer
Amit Pau	51	Non-Executive Director

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David Tizzoni, Chairman

04.2011- to date	Banca Cornèr, Lugano: Manager Credit Dept. Vice President, Manager of Shipping Credit Dept. with credit portfolio of CHF 400 million.

03.2005-12.2006	Banca dello Stato del Cantone Ticino, Lugano: Company consultant. Responsible for portfolio of approximately 400 business credits.

09.2003-02.2005	Credit Swiss, Lugano: Credit Specialist. Responsible for portfolio of 150 business credits

08.2002-09.2003	Credit Swiss, Zürich: Credit Specialist. Promotion to “Credit Management – Business Customers Switzerland”, direct relationship with the board of directors from CS with competence from CHF 25 to 400 million
06.2001	Promotion to decision competence from CHF 2 to 15 million
12.2001	Assistant of Vice President, Responsible for a team of 8 persons with portfolio of 950 companies
06.1999	Promotion to decision competence from CHF 1 to 10 million
01.1999	Responsible for Start-Up (venture capital) in the Italian sector of Switzerland
12.1998	Responsible for a team of 5 persons with portfolio of 300 companies
10.1998	Responsible for portfolio of approx. 100 companies (competence from CHF 0.5 to 5 million)
01.1998	Credit Specialist

1997-1998	UBS, Zürich: Company consultant. Company consultant for high risk positions, Recovery Dept.
1995-1997	Internal training program in commercial sector

Education

1987-1994	University, Zürich, Graduate in economy
1980-1986	Secondary School -Schwyz, Federal Certificate of Maturity in Economy

Other activities

1996-2014	President of ACSLI (Association of Italian speaking alumnus of Schwyz College, www.kks.ch)
2000-2009	Member of the executive board of Building cooperative St. Jakob, Zurich, - management of ab. 530 flats, construction of new blocks of flats, www. bgsj.ch

Thomas Elliot Brooks, Chief Executive Officer

Chief Executive Officer of Right of Reply, Ltd since June 2016.

Chief Executive Officer and Chairman of Pay My Time, Ltd since December 2016.

Jan 2013 - Dec 2016

Avanthera SA, CEO, Switzerland, a small pharmaceutical company in Southern Switzerland focused on complex chemistry and high potency generic active ingredients (APIs). Following the successful filing of two Drug Master files, Mr. Brooks stepped down as CEO.

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Feb 2014 - Sept 2016

Newbiquity SA, CEO, Switzerland, a technology startup that enables augmented reality remote assistance in social, commercial and mission critical scenarios. Following a pilot project at a large national telecommunications company and the completion of the spin-out of the company with all of the technology, Mr. Brooks stepped down as CEO.

The Institute for Research in Biomedicine, Director of development and communication, Switzerland, a leading biomedical research institute specialized in immunology started in 2000. Public/Private partnership with 100 people, annual budget of 17M CHF funded by the Bill and Melinda Gates Foundation, the Wellcome Trust, The Horten Foundation, the European Union and the Swiss National Fund as well as private donors. Following the successful integration of the private institute into the Swiss public university system, Mr. Brooks stepped down as Director of Development.

July 2008 - Dec 2012

Biopolo, Managing Director, Switzerland. A life sciences cluster promoting the biotechnology research and development in Southern Switzerland.

Arnoldo Ardia, Chief Financial Officer

Arnoldo Ardia studied Political Science at the University of Lausanne and has had a long and varied career in construction technologies, environmental engineering projects, building project finance, pension and financial planning for individuals and companies and innovative medical device technologies.

Building Technologies

1986 to 1999 - Ardia Marmi SA - Managing Director

Family run company specialised in marble and wood flooring and covering

1999-2001 - Pietra Viva SA - Commercial Director

Family run company specialised in marble and wood flooring and covering and ventilated facades

Environmental Engineering Projects

2002-2005 - Thermoselect SA - Sales Manager

High temperature recycling, gasification and direct fusion of waste

2007-2010 - EcologiaSwiss SA - Sales Manager

Development of Renewable Energy, bio-combustibles, wind and solar energy technologies

Pension, Mortgage and Financial Consulting

2010-2016 - SwissLife SA - Consultant in private and institutional pension and mortgage planning

Swiss leader in Life Insurance and Pension Funds for individuals and institutions

Medical Device Technologies

2016-Present - Brick42 SAGL - Managing Partner

Business Development for an innovative system of real time tracking and management of surgical instruments

Amit Pau, Non-Executive Director

Proven track record in scaling high growth and turn-around companies internationally, by building aligned strategies and business plans with robust operational execution. Creating shareholder value through transforming business performance. Instrumental leadership in eleven IPO’s, seven exits and raised £450M in equity. Extensive board level experience as Chair and NED, in both public and private companies. High profile keynote speaker and business media commentator.

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●	Created Vodafone Global Enterprise as the Group MD and within 2 years, this new division generated over £2.5BN in revenue - currently accounts for 28% of Vodafone Group revenue;

●	Significant Board experience with both public and private sector companies - involved in over 12 Boards globally, including 6 years’ experience of investment in Indian tech sector;

●	As NED actively mentored an early stage software communications firm with an initial valuation of $4M, over a two-year period, resulting in a listing on the Australian Stock Market and subsequent exit with a value of $164M;

●	Proven track record of building and executing on business plan with 7 exits which have created strong shareholder value;

●	Actively partnered and shaped the Cloud strategy for leading companies such as, Microsoft, Oracle, IBM, Cisco and Google;

●	Have consistently built market leading software and communications products targeting the enterprise, SME & Consumer segments;

●	Strong C level network in the Communications Industry as well as sectors such as Financial services, Media & Technology.

Related Transactions

During the year ended December 31, 2016, the Company incurred $1,342,887 to acquire certain intellectual property from Mount Street Gardens Holdings Ltd, a major shareholder of the Company.

The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest. The Company has not formulated a policy for the resolution of such conflicts. There are no family relationships between our officers and directors. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

EXECUTIVE COMPENSATION

During 2018, through June 30 we have either paid or will pay the following amounts as executive compensation:

Name	Compensation 2017	Positions
David Tizzoni Thomas Brooks	£6,000 £6,000	Chairman Chief Executive Officer
Arnoldo Ardia	£6,000	Chief Financial Officer
Amit Pau	£15,000	Non-Executive Officer

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of June 30, 2018.

None

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. None of our directors received any compensation for their services.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

The Company has no “independent” directors within the meaning of Nasdaq Marketplace Rule 4200.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Price of the Registrant’s Ordinary Shares

Our stock has yet to trade on any established market.

Dividend Policy

We have never paid cash dividends on our Ordinary Shares. Under applicable law, we may declare and pay dividends on our Ordinary Shares either out of our surplus, as defined in applicable law, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with applicable law, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any of our shares until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of securities issued for cash, acquisitions and investments, payment of accrued expenses and in connection with note conversions during the period from January 1, 2018 through August 10, 2018, which were not registered under the Securities Act:

Issuance Type	Security	Shares
Sale of shares (net of redemption)	Ordinary Shares	183,000
Acquisitions and Investments	Ordinary Shares	204,000
Note Conversion	Ordinary Shares	45,000
Payment of accrued expense	Ordinary Shares	58,684

TOTAL	Ordinary Shares	490,684

On May 7, 2018, the Company received a conversion notice from the holder of a Euro 250,000 convertible note payable. The conversion was completed in accordance with the terms of the convertible note and on May 11, 2018, the Company issued 45,000 Ordinary Shares to the convertible note holder.

DESCRIPTION OF SECURITIES

The Company’s authorized capital is unlimited. As of June 30, 2018, there were 2,336,000 ordinary shares issued and outstanding.

35

Ordinary Shares

Holders of our ordinary shares are entitled to one vote for each share on all matters voted upon by our shareholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preference shares, our ordinary shareholders are entitled to any dividends that may be declared by our board. Holders of our ordinary shares are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our ordinary shares have no preemptive rights to purchase shares. Our ordinary shares are not subject to any redemption provisions and are not convertible into any other class of shares. All outstanding ordinary shares are, and the ordinary shares to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our ordinary shares will be subject to those of the holders of any shares of our preference shares we may issue in the future.

PLAN OF DISTRIBUTION

We may, from to time, offer the securities registered hereby at the offering price of $15 per share up to this maximum amount. We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, with or without an underwriting syndicate, through agents, or directly to one or more purchasers or a combination of these methods. The Company may distribute securities from time to time in one or more transactions:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the Company or selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

36

EXPERTS

Our financial statements for the year ended December 31, 2017 along with the related consolidated statements of operations, shareholders’ equity and cash flows in this prospectus have been audited by Morison Cogen LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC- 0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

Our consolidated financial statements of commencing on page F-1 are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

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ITEM 1. FINANCIAL STATEMENTS

Right of Reply Ltd. December 31, 2017 Financial Statements:

38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Right of Reply LTD

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Right of Reply LTD (the Company) as of December 31, 2017 and 2016, and the related statements of operations, comprehensive loss, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and the period from June 20, 2016 (inception) to December 31, 2016, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and the period from June 20, 2016 (inception) to December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s losses from development activities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Morison Cogen LLP

We have served as the Company’s auditor since 2017.

Blue Bell, Pennsylvania

April 2, 2018

F-1

RIGHT OF REPLY LTD

Balance Sheets

	December 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash	$221	$-
Prepaid expenses	137,500	-

TOTAL CURRENT ASSETS	137,721	-

OTHER ASSETS
Patents and trademarks, net of amortization of $490 and $76	7,645	7,342

TOTAL ASSETS	$145,366	$7,342

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$87,623	$5,122
Accrued expenses - related parties	165,942	-
Loan payable - related party	675	-

TOTAL CURRENT LIABILITIES	254,240	5,122

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)

Ordinary shares, $0.036 par value; unlimited shares authorized; 1,845,316 shares issued and outstanding at December 31, 2017 and 1,250,000 issued and outstanding as of December 31, 2016	66,431	45,000

Common stock subscribed	160,774	-

Subscription receivable	(160,774)	-

Additional paid in capital	1,966,867	1,300,566

Accumulated deficit	(2,129,766)	(1,342,969)

Accumulated other comprehensive loss	(12,406)	(377)

SHAREHOLDERS’ EQUITY (DEFICIT)	(108,874)	2,220

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$145,366	$7,342

The accompanying notes are an integral part of these financial statements.

F-2

RIGHT OF REPLY LTD

Statements of Operations

		For the Period From
	For the Year Ended	June 20, 2016 (Inception) to
	December 31, 2017	December 31, 2016

SALES	$-	$-

OPERATING EXPENSES
General and administrative	647,552	82
Sales and marketing	12,500	-
Research and development	126,745	-
Total operating expenses	786,797	82

OTHER EXPENSES
Fair value of ordinary shares in excess of cost of contributed intangibles	-	1,342,887
	-	1,342,887

NET LOSS	$(786,797)	$(1,342,969)

BASIC AND DILUTED NET LOSS PER ORDINARY SHARE	$(0.50)	$(1.07)

BASIC AND DILUTED WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING	1,570,009	1,250,000

The accompanying notes are an integral part of these financial statements.

F-3

RIGHT OF REPLY LTD

Statements of Comprehensive Loss

		For the Period From
	For the Year Ended	June 20, 2016 (Inception) to
	December 31, 2017	December 31, 2016

NET LOSS	$(786,797)	$(1,342,969)

OTHER COMPREHENSIVE LOSS
Foreign Currency Translation Adjustments, net of tax	(12,029)	(377)
TOTAL OTHER COMPREHENSIVE LOSS, net of tax	(12,029)	(377)

COMPREHENSIVE LOSS	$(798,826)	$(1,343,346)

The accompanying notes are an integral part of these financial statements.

F-4

RIGHT OF REPLY LTD

Statement of Shareholders’ Equity (Deficit)

For the Period from June 20, 2016 (Inception) to December 31, 2017

	Ordinary						Accumulated
	Shares		Common		Additional		Other
	Number of		Stock	Subscription	Paid-In	Accumulated	Comprehensive
	Shares	Amount	Subscribed	Receivable	Capital	Deficit	Loss	Total
Balance June 20, 2016	-	$-	$-	$-	$-	$-	$-	$-
								-
Ordinary shares issued for patents and trademarks	1,250,000	45,000	-	-	1,300,566	-	-	1,345,566
Net loss	-	-	-	-	-	(1,342,969)	-	(1,342,969)
Cumulative translation adjustment	-	-	-	-	-	-	(377)	(377)

Balance December 31, 2016	1,250,000	45,000	-	-	1,300,566	(1,342,969)	(377)	2,220

Sale of ordinary shares	86,650	3,119	160,774	(160,774)	82,444	-	-	85,563
Ordinary shares issued for professional services	508,666	18,312	-	-	583,857	-	-	602,169
Net loss	-	-	-	-	-	(786,797)	-	(786,797)
Cumulative translation adjustment	-	-	-	-	-	-	(12,029)	(12,029)

Balance December 31, 2017	1,845,316	$66,431	$160,774	$(160,774)	$1,966,867	$(2,129,766)	$(12,406)	$(108,874)

The accompanying notes are an integral part of these financial statements.

F-5

RIGHT OF REPLY LTD

Statements of Cash Flows

	For the Year Ended	For the Period From June 20, 2016 (Inception) to
	December 31, 2017	December 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(786,797)	$(1,342,969)
Adjustments to reconcile net loss to cash used in operating activities:
Fair value of ordinary shares in excess of cost of contributed intangibles	-	1,342,887
Amortization	388	82
Ordinary shares issued for professional fees	482,169	-
Increase in assets
Prepaid expenses	12,500	-
Increase in liabilities
Accounts payable and accrued expenses	41,078	-
Accrued expenses - related parties	165,942

Net cash used in operating activities	(84,720)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable - related party	645	-
Proceeds from sale of ordinary shares	85,563	-

Net cash provided by financing activities	86,208	-

EFFECT OF EXCHANGE RATE ON CASH	(1,267)	-

NET CHANGE IN CASH AND CASH EQUIVALENTS	221	-

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	-	-

CASH AND CASH EQUIVALENTS - END OF YEAR	$221	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during period for:
Interest	$-	$-

Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Issuance of ordinary shares for contributed intangibles	$-	$2,679

Ordinary shares subscribed	$160,774	$-

Ordinary shares issued for marketing agreement	$120,000	$-

Accounts payable incurred for prepaid marketing expenses	$30,000	$-

The accompanying notes are an integral part of these financial statements.

F-6

RIGHT OF REPLY LTD

Notes to the Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

The Right of Reply LTD (the “Company” or “ROR”) was originally registered as a private limited company in the United Kingdom on June 20, 2016.

The Company was organized to develop and market a unique service that is at the same time a solution to a problem, a search engine, a social network, a service, an applied patent technology, and the assertion of personal rights.

ROR is a pay by subscription service, a system, and a technology which provides a rapid, effective, definitive, and legally sound solution to a particularly sensitive problem: The problem of a person’s good reputation, or rather the negative effect on a person’s reputation when it becomes the target of various forms of web content, whether it be in the form of articles, images, videos, blog comments, web forums, etc., which can be damaging to a greater or lesser degree and to which it is often difficult or practically impossible to respond and/or obtain redress.

On June 19, 2017, the Company decreased the par value of the ordinary shares from $1.44 to $0.036 per share and increased the total number of ordinary shares allotted to 2 million, which have been given retroactive effect in the balance sheet.

Basis of Presentation

The accompanying financial statements of ROR have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Fair value

The carrying amounts reflected in the balance sheets for cash, prepaid expenses, accounts payable and accrued expenses and loan payable – related party approximate fair value due to the short maturities of these instruments.

Revenue Recognition

In accordance with FASB ASC 605, “Revenue Recognition,” the Company recognizes revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of revenue is reasonably assured.

Income Taxes

The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Tax years from June 20, 2016 (Inception) through 2017 remain subject to examination by major tax jurisdictions.

F-7

Comprehensive Loss

The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 220, “Comprehensive Income,” in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The Company has one item of other comprehensive loss, consisting of a foreign translation adjustment.

Foreign Currency Transactions and Translation

The functional currency of the operations of ROR is the Great Britain Pound. Gains and losses, if any, resulting from transactions in currencies other than the functional currency of the Company are recorded in the statement of operations for the reporting period as part of general and administrative expense. Included in general and administrative expense were foreign currency transaction losses of $1,304 and $0 for the year ended December 31, 2017 and the period from June 20, 2016 (“Inception”) to December 31, 2016.

The reporting currency of the Company is the United States (U.S.) dollar. The financial statements in functional currencies are translated to U.S. dollars using the closing rate of exchange for assets and liabilities and average rate of exchange for the statement of operations. The capital accounts are translated at historical rate. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of shareholders’ equity.

Patents and Trademarks

Costs associated with the registration and any legal defense of the patents and trademarks are capitalized and are amortized on a straight-line basis over the shorter of the estimated useful or legal lives of the patents and trademarks, which is generally 20 years. Costs incurred for patents and trademarks that are not approved are expensed in the month in which they are rejected.

Basic and Diluted Net Income per Share of Ordinary Shares

The Company follows FASB ASC 260, “Earnings Per Share,” when reporting Earnings Per Share resulting in the presentation of basic and diluted earnings per share. Because the Company reported a net loss for the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016 and because the Company has no ordinary share equivalents, the amounts reported for basic and diluted loss per share were the same.

Recently Adopted Accounting Pronouncements

As of December 31, 2017 and for the year then ended, there were no recently adopted accounting pronouncements that had a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of Update 2014-09 to annual reporting periods beginning after December 15, 2017. Since the Company is a development stage company with no revenue, the adoption on January 1, 2018 of this amendment will have no effect on the financial statements. When the Company begins to recognize revenue, it will adhere to the guidance in the amendment.

F-8

NOTE 2 – MANAGEMENT PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and experienced negative cash flow from operations since inception and has no cash. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception, the Company has focused on developing and implementing its business plan. The Company believes that its existing cash resources will not be sufficient to sustain operations during the next twelve months. The Company currently needs to generate revenue in order to sustain its operations. In the event that the Company cannot generate sufficient revenue to sustain its operations, the Company will need to reduce expenses or obtain financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would likely be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations.

NOTE 3 – PATENTS AND TRADEMARKS

The patents and trademarks owned by the Company were acquired from a related party for 1,250,000 ordinary shares during the period ended December 31, 2016. As such, the patents and intangibles acquired from the related party have been valued at $2,679 based on the costs to the related party relative to establishing the patents and trademarks. These costs are being amortized over the life of the patents. The fair value of the 1,250,000 ordinary shares issued was $1,345,566 based on the value of shares sold to independent third parties in May 2017. The fair value of the ordinary shares in excess of the cost of the contributed intangibles of $1,342,887 was expensed immediately. Amortization expense for the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016 was $389 and $82.

NOTE 4 – ACCRUED EXPENSES - RELATED PARTIES

As of December 31, 2017 and 2016, the Company had accrued $67,456 and $0 to directors for directors fees. The Company paid $2,500 and $0 for directors’ fees during the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016.

As of December 31, 2017 and 2016, the Company had accrued an officer’s salary in the amount of $13,491 and $0. The Company paid $0 for officer’s salaries during the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016.

As of December 31, 2017 and 2016, the Company had accrued consulting fees in the amount of $84,995 and $0 to the husband of a shareholder. The Company paid $0 for these consulting fees during the year ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016.

NOTE 5 – LOAN PAYABLE - RELATED PARTY

In December 2017, the Company received a loan from an officer, with no repayment terms and no interest in the amount of $645.

NOTE 6 – INCOME TAXES

The Company follows FASB ASC 740-10-10 whereby an entity recognizes deferred tax assets and liabilities for future tax consequences or events that have been previously recognized in the Company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

F-9

The Company has trading losses in Great Britain, which is similar to net operating losses in the United States, of approximately $655,000. Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.

The income tax (benefit) provision consists of the following:

	December 31,
	2017	2016
Current	$-	$-
Deferred	(149,000)	-
Change in valuation allowance	149,000	-

	$-	$-

The following is a reconciliation of the tax derived by applying the Great Britain rate of 19% and 20% for the years ended December 31, 2017 and for the period from June 20, 2016 (“Inception”) to December 31, 2016 to the losses before income taxes and comparing that to the recorded tax provisions:

	December 31, 2017		December 31, 2016
	Amount	%	Amount	%
United Kingdom income tax benefit atstatutory rate	$(149,000)	(19)	$(269,000)	(20)
Non-deductible fair value of ordinary shares in excess of cost of contributed intangibles	-	-	269,000	20
Change in valuation allowance	149,000	19	-	-

Net	$-	-	$-	-

The primary components of the Company’s December 31, 2017 and 2016 deferred tax assets and related valuation allowances are as follows:

	December 31,
	2017	2016

Deferred tax asset for trading losses carryforward	$149,000	$-
Valuation allowance	(149,000)	-

Net	$-	$-

As of December 31, 2017, the Company had no unrecognized tax benefits, and accordingly, the Company did not recognize interest or penalties during 2017 related to unrecognized tax benefits. There has been no change in unrecognized tax benefits during the year ended December 31, 2017, and there was no accrual for uncertain tax positions as of December 31, 2017. The tax years 2017 and 2016 remain subject to examination by major tax jurisdictions.

F-10

NOTE 7 – STOCKHOLDERS’ EQUITY

In May 2017, the Company entered into subscription agreements to sell 253,334 ordinary shares for $246,337 and 446,666 ordinary shares amounting to $434,227, fair value, were issued for professional services rendered. As of December 31, 2017, the Company had received $85,563 of the subscriptions receivable for 86,650 ordinary shares.

In June 2017, the Company issued 50,000 ordinary shares amounting to $47,942, fair value, for professional services rendered.

In December 2017, the Company entered into a consulting agreement and issued 12,000 ordinary shares amounting to $120,000, fair value, according to the terms of the agreement.

NOTE 8 – OPERATING LEASES

As of December 31, 2017, the Company was not obligated under any non-cancelable operating lease arrangements.

NOTE 9 – SUBSEQUENT EVENTS

On January 8, 2018, the Company issued a $200,000, 7% per annum, one-year convertible promissory note. The promissory note can be converted at any time into the Company’s ordinary shares at $5.00 per share or 50% of the Initial Public Offering price, whichever is lower. The Company can call the loan at any time for 107% of the face value.

On March 2, 2018, the Company announced it has signed an advisory and brokerage agreement with a London Investment Banking firm, with a view to list the Company on the London Stock Exchange Standard Segment to allow for more European investors to participate in the IPO. The Company’s goal is to raise £2.25 million in equity, at £7.50 share price, with a pre-money valuation of £15 million. The use of proceeds will be for working capital and the closure of one or more strategic acquisitions.

On March 14, 2018, the Company issued a $250,000, 5% per annum, one-year convertible promissory note. The promissory note can be converted at any time into the Company’s ordinary shares at £4.875 per share or 35% of the Initial Public Offering price. The note bears interest at a total of €12,500 and matures on March 20, 2019. This note is senior to the Company’s accruals and accounts payable.

The Company loaned $52,868 to a company in which a major shareholder of ROR is also a 5% shareholder in the company from January 1, 2018 through the date of this report. The loans are non interest bearing and has no formal expiration date.

The Company has collected $111,364 and issued 117,997 shares relative to the subscriptions receivable from January 1, 2018 through the date of this report.

On January 1, 2018, the Company acquired a 51% interest in BSS-ONE Dueenne Group in consideration for 94,000 shares of the Company. The transaction has not been finalized, but the estimated value of the transaction is approximately $951,000, which is based on the expected Initial Public Offering listing price of the shares of the Company of £7.50.

F-11

The value of purchase price consideration will change based on fluctuations in the share price of the Company’s ordinary shares. The Company has performed a preliminary valuation analysis of the fair market value of BSS-ONE Dueenne Group Company’s assets to be acquired and liabilities to be assumed. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the transaction’s closing date:

Consideration
Equity	$951,000
Fair Value of Noncontrolling interest	914,000
Acquisition Date Fair Value of Target	1,865,000
Less: Fair Value of Identifiable Net Assets	(44,000)
Total Goodwill	1,821,000
Less: Goodwill - Controlling Interest	(929,000)
Goodwill - Noncontrolling interest	892,000

Recognized amounts of identifiable assets
acquired and liabilities assumed at fair value:
Cash	$76,000
Accounts receivable	219,000
Inventories	30,000
Deferred tax assets	9,000
Property, Plant and Equipment	43,000
Accounts payable and accrued expenses	(318,000)
Notes payable	(15,000)
Total identifiable net assets - Fair value	44,000

F-12

The unaudited Pro Forma Combined Balance Sheet presented below assumes that the acquisition occurred on December 31,2017:

	Historical	BSS-ONE
	Right of Reply Ltd.	Dueenne Group		Pro Forma	Pro Forma
	December 31, 2017	December 31, 2017		Adjustments	Combined

ASSETS
CURRENT ASSETS
Cash	$221	$75,931		$-	$76,152
Accounts receivable	-	219,185		-	219,185
Inventories	-	30,350		-	30,350
Prepaid expenses	137,500	-		-	137,500
Deferred tax assets	-	8,966		-	8,966

TOTAL CURRENT ASSETS	137,721	334,432		-	472,153

EQUIPMENT	-	42,707		-	42,707

OTHER ASSETS
Investment in subsidiary	-	-	(a)	951,000	-
			(b)	(951,000)
Goodwill	-	-	(a)	1,821,298	1,821,298
Patents and trademarks, net of amortization of $490 and $76	7,645	-		-	7,645
	7,645	-		1,821,298	1,828,943

TOTAL ASSETS	$145,366	$377,139		$1,821,298	$2,343,803

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$87,623	$318,811		$-	$406,434
Accrued expenses - related parties	165,942	-		-	165,942
Loan payable - related party	675	-		-	675
Notes payable	-	14,626		-	14,626

TOTAL CURRENT LIABILITIES	254,240	333,437		-	587,677

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)

Ordinary shares, $0.036 par value; unlimited shares authorized; 1,845,316 shares issued and outstanding at December 31, 2017 and 1,250,000 issued and outstanding as of December 31, 2016	66,431	51	(a)	3,384	69,815
			(b)	(51)
Common stock subscribed	160,774	-		-	160,774

Subscription receivable	(160,774)	-		-	(160,774)

Additional paid in capital	1,966,867	-	(a)	947,616	2,914,483
			(a)	1,821,298
			(b)	(1,821,298)
Accumulated deficit	(2,129,766)	42,798	(b)	(42,798)	(2,129,766)

Accumulated other comprehensive loss	(12,406)	853	(b)	(853)	(12,406)

Noncontrolling interest	-	-	(a)	914,000	914,000

SHAREHOLDERS’ EQUITY (DEFICIT)	(108,874)	43,702		1,821,298	1,756,126

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$145,366	$377,139		$1,821,298	$2,343,803

F-13

Pro forma adjustments:

Pro forma adjustments are necessary to reflect the estimated purchase price and the estimated fair valuation of acquired Assets. The pro forma adjustments included in the unaudited pro forma combined balance sheet are as follows:

(a)	To reflect the preliminary purchase price. The preliminary purchase price has been allocated to the net fair value of tangible identifiable assets. The excess of the purchase price over the net fair value of the tangible assets acquired, liabilities assumed and the value of the noncontrolling interest resulted in goodwill of $1,821,000. The goodwill was allocated to the controlling interest in the amount of $929,000 and to the non-controlling interest in the amount of $892,000
(b)	Eliminate investment in subsidiary.

The Unaudited Pro Forma Combined Statements of Operations presented below assumes that the acquisition occurred on June 20, 2016:

	For the Year Ended December 31, 2017			For the Period From June 20, 2016 (Inception) to December 31, 2016
	RIGHT OF REPLY LTD	BSS-ONE Dueenne Group	Pro Forma Combined	RIGHT OF REPLY LTD	BSS-ONE Dueenne Group	Pro Forma Combined

SALES	$-	$2,507,745	$2,507,745	$-	$771,786	$771,786

COST OF GOODS SOLD	-	1,176,022	1,176,022	-	361,934	361,934

GROSS PROFIT	-	1,331,723	1,331,723	-	409,852	409,852

OPERATING EXPENSES
General and administrative	647,552	234,306	881,858	82	65,477	65,559
Sales and marketing	12,500	642,171	654,671		190,378	190,378
Research and development	126,745	468,889	595,634		132,547	132,547
Total operating expenses	786,797	1,345,366	2,132,163	82	388,402	388,484

LOSS BEFORE OTHER INCOME	(786,797)	(13,643)	(800,440)	(82)	21,450	21,368

OTHER INCOME
Interest income	-	2	2	-	-	-
Other income	-	31,932	31,932	-	5,244	5,244
Fair value of ordinary shares in excess of cost of contributed intangibles	-	-	-	(1,342,887)	-	(1,342,887)
	-	31,934	31,934	(1,342,887)	5,244	(1,337,643)

NET INCOME (LOSS) BEFORE INCOME TAXES	(786,797)	18,291	(768,506)	(1,342,969)	26,694	(1,316,275)

PROVISION FOR INCOME TAXES	-	1,341	1,341	-	7,341	7,341

NET INCOME (LOSS)	(786,797)	16,950	(769,847)	(1,342,969)	19,353	(1,323,616)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	8,306	8,306	-	9,483	9,483

NET INCOME (LOSS) ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	(786,797)	8,645	(778,153)	(1,342,969)	9,870	(1,333,099)

BASIC AND DILUTED NET INCOME (LOSS) PER ORDINARY SHARE, ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	$(0.50)	$43.22	$(0.47)	$(1.07)	$49.35	$(0.99)

BASIC AND DILUTED WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING	1,570,009	200	1,664,009	1,250,000	200	1,344,000

F-14

Right of Reply Ltd. June 30, 2018 Financial Statements:

F-15

RIGHT OF REPLY LTD

Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$519,994	$221
Accounts receivable, net of allowance of $3,307 and $0	255,067	-
Inventory	36,429	-
Prepaid expenses	198,383	137,500
Loans receivable - related party	77,450	-

TOTAL CURRENT ASSETS	1,087,323	137,721

FURNITURE AND EQUIPMENT , net of accumulated depreciation of $30,561 and $0	59,206	-

OTHER ASSETS
Deposits	4,186	-
Investment	1,116,819	-
Goodwill	1,821,298	-
Patents and trademarks, net of accumulated amortization of $1,345 and $490	13,276	7,645
	2,955,579	7,645

TOTAL ASSETS	$4,102,108	$145,366

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$465,244	$87,623
Accrued expenses - related parties	142,559	165,942
Taxes payable	997	-
Deferred revenue	62,119	-
Lines of credit	7,604	-
Loan payable - related party	-	675
Capital lease obligations	3,527	-
Convertible note payable	200,000	-

TOTAL CURRENT LIABILITIES	882,050	254,240

LONG-TERM LIABILTIES
Capital lease obligations, net of current portion	5,825	-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)

Ordinary shares, $0.036 par value; unlimited shares authorized; 2,336,000 shares issued and outstanding at June 30, 2018 and and 1,845,316 shares issued and outstanding at December 31, 2017	84,096	66,431

Ordinary shares subscribed	-	160,774

Subscription receivable	-	(160,774)

Additional paid in capital	5,080,307	1,966,867

Accumulated deficit	(2,820,718)	(2,129,766)

Accumulated other comprehensive loss	(25,928)	(12,406)

Noncontrolling interest	896,476	-

SHAREHOLDERS’ EQUITY (DEFICIT)	3,214,233	(108,874)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$4,102,108	$145,366

See the accompanying notes to the condensed consolidated financial statements

F-16

RIGHT OF REPLY LTD

Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

SALES	$839,168	$-	$1,758,125	$-

COST OF GOODS SOLD	651,232	-	1,554,460	-

GROSS PROFIT	187,936	-	203,665	-

OPERATING EXPENSES
General and administrative	316,598	345,355	540,707	362,883
Sales and marketing	133,253	113,716	298,208	113,716
Research and development	(2,250)	-	42,219	-
Total operating expenses	447,601	459,071	881,134	476,599

OTHER INCOME (EXPENSES)
Interest income	411	-	411	-
Other income (expense)	(1,769)	-	41	-
Gain on sale of equipment	3,024	-	3,024	-
Interest expense	(3,549)	-	(12,220)	-
	(1,883)	-	(8,744)	-

NET LOSS BEFORE INCOME TAXES	(261,548)	(459,071)	(686,213)	(476,599)

PROVISION FOR INCOME TAXES	990	-	1,746	-

NET LOSS	(262,538)	(459,071)	(687,959)	(476,599)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	2,708	-	(2,993)	-

NET LOSS ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	$(259,830)	$(459,071)	$(690,952)	$(476,599)

BASIC AND DILUTED NET LOSS PER ORDINARY SHARE	$(0.12)	$(0.32)	$(0.33)	$(0.35)

BASIC AND DILUTED WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING	2,227,489	1,438,111	2,112,587	1,344,055

See the accompanying notes to the condensed consolidated financial statements

F-17

RIGHT OF REPLY LTD

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

NET LOSS	$(262,538)	$(459,071)	$(687,959)	$(476,599)

OTHER COMPREHENSIVE LOSS
Foreign Currency Translation Adjustments, net of tax	(30,107)	(11,574)	(13,522)	(11,546)
TOTAL OTHER COMPREHENSIVE LOSS, net of tax	(30,107)	(11,574)	(13,522)	(11,546)

COMPREHENSIVE LOSS	$(292,645)	$(470,645)	$(701,481)	$(488,145)

See the accompanying notes to the condensed consolidated financial statements

F-18

RIGHT OF REPLY LTD

Condensed Consolidated Statement of Changes in Shareholders’ Equity (Deficit)

For the Six Months Ended June 30, 2018

	Ordinary
	Shares						Accumulated
	Number of		Ordinary Shares	Subscription	Additional Paid-In	Accumulated	Other Comprehensive	Noncontrolling
	Shares	Amount	Subscribed	Receivable	Capital	Deficit	Income (Loss)	Interest	Total
Balance December 31, 2017 (Audited)	1,845,316	$66,431	$160,774	$(160,774)	$1,966,867	$(2,129,766)	$(12,406)	$-	$(108,874)

Sale of ordinary shares	195,000	7,020	(111,364)	111,364	758,208	-	-	-	765,228
Ordinary share issuance costs	-	-	-	-	(48,118)	-	-	-	(48,118)
Redemption of ordinary shares	(12,000)	(432)	-	-	432	-	-	-	-
Ordinary shares issued for acquisition of subsidiary	94,000	3,384	-	-	947,616	-	-	914,000	1,865,000
Ordinary shares issued for investment	110,000	3,960	-	-	1,112,859	-	-	-	1,116,819
Shares issued in satisfaction of accrued expense - related party	58,684	2,113	(49,410)	49,410	47,297	-	-	-	49,410
Shares issued for conversion of notes payable and accrued interest	45,000	1,620	-	-	295,146	-	-	-	296,766
Dividend	-	-	-	-	-	-	-	(20,517)	(20,517)
Net income (loss)	-	-	-	-	-	(690,952)	-	2,993	(687,959)
Cumulative translation adjustment	-	-	-	-	-	-	(13,522)	-	(13,522)

Balance June 30, 2018 (Unaudited)	2,336,000	$84,096	$-	$-	$5,080,307	$(2,820,718)	$(25,928)	$896,476	$3,214,233

See the accompanying notes to the condensed consolidated financial statements

F-19

RIGHT OF REPLY LTD

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended	For the Six Months Ended
	June 30, 2018	June 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(687,959)	$(476,599)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,739	190
Provision for bad debts	3,353	-
Ordinary shares issued for professional fees	-	482,169
Gain on sale of equipment	(3,024)	-
(Increase) decrease in assets, net of acquisition
Accounts receivable	(46,624)	-
Inventory	(7,117)	-
Prepaid expenses	(65,417)	-
Deferred taxes	8,811	-
Deposits	(4,245)	-
Increase in liabilities, net of acquisition
Accounts payable and accrued expenses	72,994	5,750
Accrued expenses - related parties	39,479	-
Deferred revenue	62,997	-
Taxes payable	1,011	-

Net cash provided by (used in) operating activities	(609,002)	11,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in acquisition	75,931	-
Loans receivable - related party	(78,450)	-
Purchase of equipment	(30,921)	-
Patent costs	(6,766)	-

Net cash used in financing activities	(40,206)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	7,712	-
Repayment of loan payable - related party	(666)	-
Proceeds from notes payable	506,576	-
Repayment of notes payable	(21,600)	-
Repayment of capital lease	(1,196)	-
Proceeds from sale of ordinary shares, net of issuance costs $48,118	717,110	-
Dividend	(20,517)	-

Net cash provided by financing activities	1,187,419	-

EFFECT OF EXCHANGE RATE ON CASH	(18,438)	(11,510)

NET CHANGE IN CASH AND CASH EQUIVALENTS	519,773	-

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	221	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$519,994	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during period for:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Ordinary shares subscribed	$-	$246,338

Ordinary shares issued as consideration of acquisition of subsidiary	$951,000	$-

Ordinary shares issued as consideration for investment	$1,116,819	$-

Ordinary shares issued in satisfaction of accrued expense - related party	$49,410	$-

Ordinary shares issued in satisfaction of notes payable and accrued interest	$296,766	$-

Goodwill	$1,821,298	$-

Noncontrolling interest	$914,000	$-

See the accompanying notes to the condensed consolidated financial statements

F-20

RIGHT OF REPLY LTD

Notes to the Condensed Consolidated Financial Statements

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

Right of Reply LTD (“ROR”) was originally registered as a private limited company in the United Kingdom on June 20, 2016.

Prior to the internet, personal reputations were mostly a function of word of mouth, and concrete evidence of a person’s character actually required getting to know them. In today’s world, meeting someone in person isn’t so much a first impression as it is a chance to confirm or refute what can already be found online. For better or worse, people are using online search engines to find information about you and other people that cross their paths. However, with the increasing speed of digital engagement, events can turn sour fast, and damage to one’s personal reputation can be disproportionate. For high-profile and average individuals alike, personal reputations are built and lost in a matter of minutes. Increasingly, people are using two online indicators - social content and credit history - as proxies to determine an individual’s character and trustworthiness. This reductionist approach is faulty, dangerous and unsustainable, for two main reasons:

1- It is increasingly difficult to determine the truthfulness of online content, specifically the accuracy of online personal reputations. As questionable online media sources proliferate, virtually anyone can publish damaging and unfiltered information with limited recourse. Unfortunately, laws and regulations are limited in their ability to fully protect one’s online identity - applying only to registered, regulated media.

2- Credit reports are notorious for their high error rates and providing a limited view of one’s credit worthiness. Credit reports make no distinction for the different rationales behind why individuals may have defaulted on payments. For a large majority of the population, bad credit is often a function of unforeseen circumstances like sudden illness or divorce, and not a true reflection of their risk profile.

With this in mind, ROR was founded to provide rapid, low-cost, and legally sound solutions to protect against negative online content. By creating online platforms to access complete and updated personal information, individuals are able to respond to negative or erroneous content with timeliness and relevance. At the same time, the general public can access multiple perspectives on specific content and form a full and unbiased opinion regarding a person or event.

As a leading online reputation company, ROR empowers individuals to regain control and ‘tell their truth’ on the two key determinants affecting their reputation – personal online content and credit reports -through three key subsidiaries:

-	RoR, a leading online technology allowing users to respond immediately to any online misinformation or personal attacks with a low-cost and legally sound solution to protect and manage their online reputations.
-	Reply on Credit Check (RoCC), an online applied technology that enables users to review and respond to negative content regarding one’s personal credit history. RoCC provides a wider range of data points and documentation to prove and assess credit worthiness in an effective and non-contentious manner.
-	RORKEY, “Register of Reputation Keys”, an innovative DApp, powered by Blockchain technology, allowing users to have a unique Digital Identity and personally reply to any content on the web, especially on unregulated media like social networks and blogs.

F-21

On January 1, 2018, ROR acquired a 51% interest in BSS-ONE Dueenne Group (“Dueenne”), a software development company based in Romania. Dueenne will be responsible to develop and maintain the Company’s platform, offering customer and call services. The 51% of Dueenne was acquired for 94,000 ordinary shares of ROR with a fair value of $10 per share.

On May 14, 2018 the Company acquired 10% of The Fool equity capital, with an option based on certain conditions, to acquire an additional 31%, over a period of 2 years. The Fool specializes in Online Reputation Management (ORM). The Company has acquired 10% of The Fool shares by issuing 110,000 shares of the Company’s ordinary shares, with a fair value of $1,116,819. This investment will be accounted for using the cost method.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation. Certain information and note disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed. The accompanying unaudited financial statements should be read in conjunction with the financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC. Operating results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional financing to operationalize the Company’s current technology before another company develops similar technology to compete with the Company.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act enacted on April 5, 2012 and has elected to comply with certain reduced public company reporting requirements.

Revenue Recognition

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 605, “Revenue Recognition” the Company recognizes revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of revenue is reasonably assured. Revenue consists of computer consulting services, resale of Voice Over Internet Protocol (“VOIP”) prepaid charges, and sale of computer hardware and software.

Comprehensive Income

The Company follows FASB ASC 220, “Comprehensive Income,” in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The Company has one item of other comprehensive loss, consisting of foreign translation adjustments.

Concentration of credit risk

The Company places its cash primarily in checking and money market accounts with reputable financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided on such deposits, if any.

The Company’s accounts receivable are typically secured and are derived from customers around the world in different industries.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Historically, such losses have been within management’s expectations. As of December 31, 2017, one customer accounted for 13% of the Company’s net accounts receivable balance. As of June 30, 2018, three customers accounted for 55.5% of the Company’s net accounts receivable balance.

F-22

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts receivable, loans, accounts payable and accrued expenses, loans payable and notes payable. The carrying value of accounts receivable, loans and other receivables, accounts payable and accrued expenses and loans payable approximate their fair value because of their short maturities. The Company believes the carrying amount of its note payable approximates fair value based on rates and other terms currently available to the Company for similar debt instruments.

Foreign Currency Transactions and Translation

The functional currency of the operations of ROR is the British Pound. The functional currency of Dueenne is the Romanian New Lei (“RON”). Gains and losses, if any, resulting from transactions in currencies other than the functional currency of the Company are recorded in the statement of operations for the reporting periods as part of general and administrative expense. Included in general and administrative expense were foreign currency transaction losses of $19,905 and $18,192 for the three and six months ended June 30, 2018 and $0 for the three and six months ended June 30, 2017.

The reporting currency of the Company is the United States (U.S.) dollar. The financial statements in functional currencies are translated to U.S. dollars using the closing rate of exchange for assets and liabilities and average rate of exchange for the statement of operations. The capital accounts are translated at historical rate. Translation gains and losses are recorded in the accumulated other comprehensive income loss as a component of shareholders’ equity.

Furniture and Equipment

Furniture and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of furniture and equipment are three to five years.

The Company takes technology changes into consideration as it assigns the estimated useful lives, and monitors the remaining useful lives of asset groups to reasonably match the remaining economic life with the useful life and makes adjustments when necessary. Upon retirement or disposition of furniture and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Inventory

The Company’s inventories consist primarily of items held for resale such as devices and accessories. The Company values its inventory at the lower of cost or net realizable value. Inventory cost is computed on an average cost basis. Net realizable value is determined by reviewing current replacement cost, marketability and obsolescence.

Patents and Trademarks

Costs associated with the registration and any legal defense of the patents and trademarks are capitalized and are amortized on a straight-line basis over the shorter of the estimated useful or legal lives of the patents and trademarks, which is generally 20 years. Costs incurred for patents and trademarks that are not approved are expensed in the month in which they are rejected.

Basic and Diluted Net Income per Share of Ordinary Shares

The Company follows FASB ASC 260, “Earnings Per Share,” when reporting Earnings Per Share resulting in the presentation of basic and diluted earnings per share. Because the Company reported a net loss for each of the periods presented and because the Company has no ordinary share equivalents, the amounts reported for basic and diluted loss per share were the same.

F-23

Research and Development Costs

In accordance with FASB ASC 730, research and development costs are expensed when incurred. Research and development costs for the three and six months ended June 30, 2018 were $(2,250), and $42,219 and for three and six months ended June 30, 2017 were $0.

Recently Adopted Accounting Pronouncements

As of June 30, 2018 and for the period then ended, there were no recently adopted accounting pronouncements that had a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of Update 2014-09 to annual reporting periods beginning after December 15, 2017. Since the Company is an emerging growth company, this amendment will be adopted on January 1, 2019 and is not anticipated to have a material effect on the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The Update addresses eight specific changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this Update are effective for public business entities which are emerging growth companies for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. An entity that elects early adoption must adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. The company does not expect the adoption of this update to have a material effect on the financial statements.

NOTE 2 – MANAGEMENT PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and experienced negative cash flow from operations since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On July 23. 2018, the Company issued a 7% one-year convertible promissory note for €50,000 ($59,600). The Company is also considering an equity placement at $13.5 per ordinary share with a goal to issue a minimum 100 ordinary shares to a maximum 300 shareholders. This placement is needed in order for the Company to be listed on NASDAQ. Following the closing of its first registration statement, the Company plans to file a new registration statement (on Form S-1) to place 400,000 new ordinary shares at $15 per share for gross proceeds of $6,000,000.

Since inception, the Company has focused on developing and implementing its business plan and sought acquisitions to augment its business plan. The Company believes that its existing cash resources will not be sufficient to sustain operations during the next twelve months. The Company currently needs to generate additional revenue in order to sustain its operations. In the event that the Company cannot generate sufficient revenue to sustain its operations, the Company will need to reduce expenses or obtain financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would likely be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations.

F-24

NOTE 3 – ACQUISITION OF DUEENNE

The Company accounts for acquisitions of entities that include inputs and processes and have the ability to create outputs as business combinations in accordance with ASC Topic 805 Business Combinations. The purchase price of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition dates. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the condensed consolidated statements of operations.

Costs to exit or restructure certain activities of an acquired company or the Company’s internal operations are accounted for as one-time termination and exit costs and are accounted for separately from the business combination. Restructuring and other acquisition-related costs are expensed as incurred.

On January 1, 2018, the Company acquired a 51% interest in Dueenne in consideration for 94,000 ordinary shares of ROR, with a fair value of $951,000.

The value of purchase price consideration will change based on fluctuations in the share price of the Company’s ordinary shares. The Company has performed a preliminary valuation analysis of the fair market value of Dueenne assets to be acquired and liabilities to be assumed. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the transaction’s closing date:

Consideration
Equity	$951,000
Fair Value of Noncontrolling interest	914,000
Acquisition Date Fair Value of Target	1,865,000
Less: Fair Value of Identifiable Net Assets	(44,000)
Total Goodwill	1,821,000
Less: Goodwill - Controlling Interest	(929,000)
Goodwill - Noncontrolling interest	$892,000

Recognized amounts of identifiable assets acquired and liabilities assumed at fair value:
Cash	$76,000
Accounts receivable	219,000
Inventories	30,000
Deferred tax assets	9,000
Property, Plant and Equipment	43,000
Accounts payable and accrued expenses	(318,000)
Notes payable	(15,000)
Total identifiable net assets - Fair value	$44,000

NOTE 4 – ACCOUNTS RECEIVABLE

The Company records accounts receivable at the invoiced amount. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivable amounts. In evaluating the Company’s ability to collect outstanding receivable balances, the Company considers various factors including the age of the balance, the creditworthiness of the customer, which is assessed based on ongoing credit evaluations and payment history, and the customer’s current financial condition. As of June 30, 2018 and December 31, 2017, accounts receivable are presented net of an allowance for doubtful accounts of $3,307 and $0. Uncollectible accounts receivable are charged against the allowance for doubtful accounts when all collection efforts have failed and it is deemed unlikely that the amount will be recovered.

F-25

NOTE 5 – LOANS RECEIVABLE – RELATED PARTY

As of June 30, 2018, the Company has loaned £58,890 ($77,450) to a company in which a major shareholder of the Company is also a 5% shareholder in the other company and a director of the Company is the Chief Executive Officer of the other company. The loans are non-interest bearing and have no formal expiration date.

NOTE 6 – INVENTORY

Inventory as of June 30, 2018 consists of computer parts and supplies.

NOTE 7 – PREPAID EXPENSES

Prepaid expenses consist primarily of prepaid VOIP and prepaid legal fees.

NOTE 8 – FURNITURE AND EQUIPMENT

Furniture and equipment, net consist of the following:

Automobiles	$26,661
Furniture and machinery	63,106
89,767
Less: Accumulated depreciation	30,561
$59,206

Equipment under capital leases is included in above property, plant and equipment as follows:

Automobiles	$26,661
Less: Accumulated depreciation	18,663
$7,998

F-26

The Company depreciates furniture and equipment using estimated useful lives of three and five years. During the three and six months ended June 30, 2018, depreciation totaled $9,117 and $15,872 and for the three and six months ended June 30, 2017 was $0 and was included in cost of sales.

NOTE 9 – INCOME TAXES

The Company has operations in both Great Britain and Romania. The tax rates in Great Britain and Romania are 19% and 16%. At June 30, 2018, the Company has trading losses in Great Britain, which is similar to net operating losses in the United States of approximately $2.7 million. The losses in Great Britain can be carried forward indefinitely, to offset future taxable income. Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. The value of the deferred tax assets was offset by a valuation allowance, due to the current uncertainty of the future realization of the deferred tax assets in Great Britain.

At June 30, 2018, the Company has income in Romania from the acquisition of Dueenne, which is similar to income in the United States of approximately $7,000. The Company has accrued taxes relative to this income in the amount of $1,746.

Income tax expense was $990 and $1,746 for the three and six months ended June 30, 2018 and $0 for the three and six months ended June 30, 2017.

There was no change in unrecognized tax benefits during the period ended June 30, 2018 and there was no accrual for uncertain tax positions as of June 30, 2018.

Tax years from 2014 through 2017 remain subject to examination by the various taxing authorities.

NOTE 10 – ACCRUED EXPENSES – RELATED PARTIES

As of June 30, 2018 and December 31, 2017, the Company had accrued $100,609 and $67,456 for four directors for directors fees. The Company expensed $18,333 and $43,960 for directors’ fees during the three and six months ended June 30, 2018 and $20,973 and $32,220 during the three and six months ended June 30, 2017.

As of June 30, 2018 and December 31, 2017, the Company had accrued an officer’s salary in the amount of $0 and $13,491. The Company paid $0 for officer’s salaries during the three and six months ended June 30, 2018 and 2017.

As of June 30, 2018 and December 31, 2017, the Company had accrued consulting fees in the amount of $41,950 and $84,995 to the husband of a shareholder. The Company expensed $9,325 and $27,975 for these consulting fees during the three and six months ended June 30, 2018 and $4,449 and $4,422 during the three and six months ended June 30, 2017. During the three months ended March 31, 2018, the consultant received 58,684 ordinary shares of the Company in exchange for reducing the amount of the accrual by $49,410.

NOTE 11 – DEFERRED REVENUE

The Company defers any revenue for which the product has not been delivered, or service has not been provided until such time that the Company determines that the product has been delivered, or the service has been provided. At June 30, 2018 and December 31, 2017, the Company recorded total deferred revenue of $62,119 and $0.

F-27

NOTE 12 – LINE OF CREDIT

Dueenne maintains a line of credit with a bank. The line of credit matures in May 2019 with an interest rate based on Romanian Interbank Offer Rate (“ROBOR”) 1M plus 7.5% (10.25% at June 30, 2018). The maximum borrowing limit is (30,447 RON) $7,604. There is no collateral associated with this line of credit. Amounts outstanding at June 30, 2018 and December 31, 2017 were $7,604 and $0.

NOTE 13 – LOAN PAYABLE - RELATED PARTY

The Company repaid, during the three months ended March 31, 2018, a loan from an officer, with no repayment terms and no interest in the amount of $675.

NOTE 14 – CAPITAL LEASE OBLIGATION

The Company leases an automobile under a lease classified as capital lease. The leased equipment is amortized on a straight line basis over 5 years. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of June 30, 2018. The interest rate related to the lease obligation is 4.5% and the maturity date is December 2020.

Year ending December 31,

2018	$1,933
2019	3,866
2020	3,866

Total minimum lease payments	9,665

Less: amount representing interest	313

Present value of minimum lease payments	$9,352

NOTE 15 – CONVERTIBLE NOTE PAYABLE

On January 8, 2018, the Company issued a convertible note payable for $200,000. The convertible note payable bears interest at 7% and has a term of one year. The convertible note payable is also convertible into the Company’s common stock at any time at $5 per share or 50% of the Initial Public Offering (“IPO”).

On March 14, 2018, the Company issued a convertible note payable for €250,000 ($308,955). The convertible note payable bore interest at 5% and had a term of one year. The convertible note payable was convertible into the Company’s common stock at any time at £4.875 per share or 35% of the IPO. On May 11, 2018 the Company translated the convertible note and accrued interest to GBP at the rate of 0.88 € to £ which was then converted into the number of shares at £4.875 per share and issued 45,000 ordinary shares, valued at $296,766 to the convertible note holder upon receiving the conversion notice.

The convertible note payable is recorded as a current liability as of June 30, 2018 in the amount of $200,000. Interest accrued on the convertible notes payable was $6,645 as of June 30, 2018. Interest expense related to these convertible notes payable was $1,846 and $6,693 for the three and six months ended June 30, 2018. This convertible note payable was repaid on July 30, 2018 in full plus accrued interest.

NOTE 16 – SHAREHOLDERS’ EQUITY

During January and February 2018, the Company received $111,364 of the subscriptions receivable for $108,000 ordinary shares.

In March 2018, the Company redeemed 12,000 ordinary shares at no cost.

In May 2018, the Company sold 87,000 ordinary shares at an ordinary share price of $7.52 and received $653,864.

During the three months ended June 30, 2018, the Company declared a dividend in the amount of $20,517 to be paid to the former shareholder of Dueenne.

NOTE 17 – OPERATING LEASES

As of June 30, 2018, the Company leases office space and data center facilities under operating leases. Certain lease agreements contain free or escalating rent payment provisions. The Company recognizes rent expense under such leases on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term. The leases are cancellable.

F-28

Rent expense for the three and six months ended June 30, 2018 was $29,659 and $63,773 and for three and six months ended June 30, 2017 was $0.

NOTE 18 – PROFORMA INFORMATION

ROR acquired the 51% of Dueenne SRL on January 1, 2018.

The following unaudited pro forma condensed combined statement of operations for the three and six months ended June 30, 2017 are based on ROR’s and Dueenne’s historical statements of operations and reflects the acquisition as if it occurred on January 1, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined statement of operations for the three and six months ended June 30, 2017 are described in the accompanying notes, which should be read together with the pro forma condensed combined statement of operations.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined statement of operations for the three and six months ended June 30, 2017 to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the business combination. The proforma adjustments included in the unaudited pro forma combined statement of operations for the three and six months ended June 30, 2017 are as follows:

	For the Three Months Ended June 30, 2017					For the Six Months Ended June 30, 2017
	Right of Reply Ltd.	BSS-ONE Duenne Group		Pro Forma Adjustments	Pro Forma Combined	Right of Reply Ltd.	BSS-ONE Duenne Group		Pro Forma Adjustments	Pro Forma Combined

SALES	$-	$510,968		$-	$510,968	$-	$1,113,674		$-	$1,113,674

COST OF GOODS SOLD	-	427,131		-	427,131	-	1,004,196		-	1,004,196

GROSS PROFIT	-	83,837		-	83,837	-	109,478		-	109,478

OPERATING EXPENSES
General and administrative	345,355	72,647		-	418,002	362,883	83,720		-	446,603
Sales and marketing	-	8,014		-	8,014	-	8,014		-	8,014
Research and development	113,716	-		-	113,716	113,716	-		-	113,716
Total operating expenses	459,071	80,661		-	539,732	476,599	91,734		-	568,333

OTHER INCOME (EXPENSES)
Interest income	-	446		-	446	-	446		-	446
Other income	-	50		-	50	-	50		-	50
Interest expense	-	(1,769)		-	(1,769)	-	(6,135)		-	(6,135)
	-	(1,273)		-	(1,273)	-	(5,639)		-	(5,639)

NET INCOME (LOSS) BEFORE INCOME TAXES	(459,071)	1,903		-	(457,168)	(476,599)	12,105		-	(464,494)

PROVISION FO R INCOME TAXES	-	1,777		-	1,777	-	3,009		-	3,009

NET INCOME (LOSS	(459,071)	126		-	(458,945)	(476,599)	9,096		-	(467,503)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	(a)	62	62	-	-	(a)	4,457	4,457

NET LOSS ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	$(459,071)	$126		$(62)	$(459,007)	$(476,599)	$9,096		$(4,457)	$(471,960)

BASIC AND DILUTED NET INCOME (LOSS) PER ORDINARY SHARE, ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	$(0.32)	$0.63			$(0.30)	$(0.35)	$45.48			$(0.33)

BASIC AND DILUTED WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING	1,438,111	200	(b)	93,800	1,532,111	1,344,055	200	(b)	93,800	1,438,055

(a)	– To record the 49% noncontrolling interest in the net income of Dueenne.
(b)	– To record the issuance of 94,000 ordinary shares of ROR as consideration for 51% ownership of Dueenne

F-29

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Dueenne’s assets acquired and liabilities assumed and conformed the accounting policies of Dueenne to its own accounting policies.

The pro forma condensed combined statement of operations for the three and six months ended June 30, 2017 does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined condensed pro forma statement of operations for the three and six months ended June 30, 2017 does not reflect the realization of any expected cost savings or other synergies from the acquisition of Dueenne as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

NOTE 19 – SUBSEQUENT EVENTS

Following the closing of its first registration statement, the Company plans to file a new registration statement (on Form S-1) to place 400,000 new ordinary shares at $15 per share for gross proceeds of $6,000,000.

On July 23, 2018, the Company issued a 7% one-year convertible promissory note (“Note”) in the amount of €50,000 ($58,600). The Note can be converted at any time by the Lender into ROR’s ordinary shares at $10.50 per ordinary share. This note is senior to all liabilities and may be called by ROR at any time at 107% of the Note’s face value.

The $200,000 convertible note payable was repaid on July 30, 2018 in full plus accrued interest.

F-30

[Back Page of Prospectus]

PROSPECTUS

400,000

ORDINARY SHARES

RIGHT OF REPLY LTD

Dealer Prospectus Delivery Obligation

Until [DATE], all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 10. Indemnification of Directors and Officers

Pursuant to our Company registration and other corporate documents, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of England and Wales.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 11. Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$747
Accounting fees and expenses	$10,000
Legal fees and expenses	$10,000
Printing expenses	$5,000
Miscellaneous	$2,000

TOTAL	$27,747

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 12. Recent Sales of Unregistered Securities

The following is a list of securities issued for cash, acquisitions and investments, payment of accrued expenses and in connection with note conversions during the period from January 1, 2018 through August 10, 2018, which were not registered under the Securities Act:

Issuance Type	Security	Shares
Sale of shares (net of redemption)	Ordinary Shares	183,000
Acquisitions and Investments	Ordinary Shares	204,000
Note Conversion	Ordinary Shares	45,000
Payment of accrued expense	Ordinary Shares	58,684

TOTAL	Ordinary Shares	490,684

On May 7, 2018, the Company received a conversion notice from the holder of a Euro 250,000 convertible note payable. The conversion was completed in accordance with the terms of the convertible note and on May 11, 2018, the Company issued 45,000 Ordinary Shares to the convertible note holder.

39

Item 13. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBITS

Exhibit No.	Description

3(i)	Company Registration of RIGHT OF REPLY LTD

5.1	Legal Opinion of Legal Robert Diener, Esq.

23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)

23.2	Consent of Independent Auditors

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in London, U.K. on the 26th day of August, 2018.

Right of Reply Ltd

(Registrant)

By:	/s/ Thomas Brooks
Thomas Brooks
Chief Executive Officer, and Director

Date: August 26, 2018

By:	/s/ Arnoldo Ardia
Arnoldo Ardia
Chief Financial Officer, Director
(Principal Financial and Accounting Officer)

Date: August 26, 2018

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacity and on the date indicated.

By:	/s/ Thomas Brooks
Thomas Brooks
Chief Executive Officer and Director

Date: August 26, 2018

By:	/s/ Arnoldo Ardia
Arnoldo Ardia
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

Date: August 26, 2018

By:	/s/ David Tizzoni
David Tizzoni
Chairman

Date: August 26, 2018

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EXHIBIT LIST

Exhibit No.	Description

3(i)	Company Registration of RIGHT OF REPLY LTD

5.1	Legal Opinion of Legal Robert Diener, Esq.

23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)

23.2	Consent of Independent Auditors

43